Exhibit 2.1

                     REVOLVING CREDIT AGREEMENT

                    dated as of February 25, 1998,

                             by and among

                           WLR FOODS, INC.,

                         WAMPLER FOODS, INC.,

                   CASSCO ICE & COLD STORAGE, INC.,

                     WAMPLER SUPPLY COMPANY, INC.,

                      VALLEY RAIL SERVICE, INC.,

                            as Borrowers,

           the Revolving Credit Lenders referred to herein,

                                  and

                      FIRST UNION NATIONAL BANK,

                               as Agent.
                                       1
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                           TABLE OF CONTENTS


ARTICLE I
     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . 2

     SECTION 1.1         Definitions  . . . . . . . . . . . . . 2
     SECTION 1.2         General  . . . . . . . . . . . . . .  21
     SECTION 1.3         Other Definitions and Provisions . .  21

ARTICLE II
     CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . .  22

     SECTION 2.1         Revolving Credit Loans   . . . . . .  22
     SECTION 2.2         Procedure for Advances of Revolving
                         Loans  . . . . . . . . . . . . . . .  22

     SECTION 2.3         Repayment of Loans . . . . . . . . .  23
     SECTION 2.4         Revolving Credit Notes . . . . . . .  24
     SECTION 2.5         Permanent Reduction of the Aggregate
                         Revolving Commitment  . . . . . . . . 24
     SECTION 2.6         Termination of Credit Facility  . . . 24
     SECTION 2.7         Use of Proceeds . . . . . . . . . . . 25
     SECTION 2.8         Lockbox/Cash Collateral Account . . . 25
     SECTION 2.9         Division of Revolving Credit Loans  . 25
     SECTION 2.10        Interim Borrowing Base Reporting
                         Standard  . . . . . . . . . . . . . . 26

ARTICLE III
     LETTER OF CREDIT FACILITY . . . . . . . . . . . . . . . . 26

     SECTION 3.1         L/C Commitment
     SECTION 3.2         Procedure for Issuance of Letters of
                         Credit  . . . . . . . . . . . . . . . 27
     SECTION 3.3         Commissions and Other Charges . . . . 27
     SECTION 3.4         L/C Participation . . . . . . . . . . 28
     SECTION 3.5         Reimbursement Obligation of the
                         Borrower  . . . . . . . . . . . . . . 29
     SECTION 3.6         Obligations Absolute  . . . . . . . . 29
     SECTION 3.7         Effect of Application . . . . . . . . 30
     SECTION 3.8         Existing Letters of Credit  . . . . . 30

ARTICLE IV
     GENERAL REVOLVING LOAN PROVISIONS . . . . . . . . . . . . 30

     SECTION 4.1         Interest  . . . . . . . . . . . . . . 30

     SECTION 4.2 Notice and Manner of Conversion or Continuation of Revolving Loans . . . 33
     SECTION 4.3         Facility, Commitment and Agency Fees  34
     SECTION 4.4         Manner of Payment . . . . . . . . . . 35
                                       2
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     SECTION 4.5         Crediting of Payments and Proceeds  . 35
     SECTION 4.6         Nature of Obligations of Revolving
                         Credit Lenders Regarding Extensions of
                         Credit; Assumption by the Agent . . . 36
     SECTION 4.7         Changed Circumstances . . . . . . . . 36
     SECTION 4.8         Indemnity . . . . . . . . . . . . . . 38
     SECTION 4.9         Capital Requirements  . . . . . . . . 39
     SECTION 4.10        Taxes . . . . . . . . . . . . . . . . 39
     SECTION 4.11        Mandatory Prepayments . . . . . . . . 41
     SECTION 4.12        Approved Miscellaneous Asset Sales  . 42

ARTICLE V
     CLOSING;  CONDITIONS OF CLOSING AND BORROWING . . . . . . 42

     SECTION 5.1         Closing . . . . . . . . . . . . . . . 42
     SECTION 5.2         Conditions to Closing and Initial
                         Extensions of Credit  . . . . . . . . 42
     SECTION 5.3.        Conditions to All Revolving Loans and
                         Letters of Credit . . . . . . . . . . 45

ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF THE BORROWER  . . . . . 46

     SECTION 6.1         Representations and Warranties  . . . 46
     SECTION 6.2         Survival of Representations and
                         Warranties Etc  . . . . . . . . . . . 53

ARTICLE VII
     FINANCIAL INFORMATION AND NOTICES . . . . . . . . . . . . 53

     SECTION 7.1         Financial Statements and Projections  53
     SECTION 7.2         Officer's Compliance Certificate  . . 55
     SECTION 7.3         Accountants' Certificate  . . . . . . 55
     SECTION 7.4         Other Reports . . . . . . . . . . . . 56
     SECTION 7.5         Notice of Litigation and Other Matters56
     SECTION 7.6         Accuracy of Information . . . . . . . 57

ARTICLE VIII
     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 58

     SECTION 8.1         Preservation of Corporate Existence and
                         Related Matters . . . . . . . . . . . 58
     SECTION 8.2         Maintenance of Property . . . . . . . 58
     SECTION 8.3         Insurance . . . . . . . . . . . . . . 58
     SECTION 8.4         Accounting Methods and Financial
                         Records . . . . . . . . . . . . . . . 59
     SECTION 8.5         Payment and Performance of Obligations59
     SECTION 8.6         Compliance With Laws and Approvals  . 59
     SECTION 8.7         Environmental Laws  . . . . . . . . . 59
     SECTION 8.8         Compliance with ERISA . . . . . . . . 60
     SECTION 8.9         Compliance With Agreements  . . . . . 60
                                       3
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     SECTION 8.10        Conduct of Business . . . . . . . . . 60
     SECTION 8.11        Visits and Inspections  . . . . . . . 60
     SECTION 8.12        Further Assurances  . . . . . . . . . 60
     SECTION 8.13        Meeting with Revolving Credit Lender  61
     SECTION 8.14        Year 2000 Issues  . . . . . . . . . . 61
     SECTION 8.15        Employment of Outside Accountants and
                         Financial Consultants . . . . . . . . 61
     SECTION 8.16        Maintenance of Bank Accounts  . . . . 61
     SECTION 8.17        Interest Rate Protection  . . . . . . 61

ARTICLE IX
     FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . 62

     SECTION 9.1         Minimum Monthly EBITDA  . . . . . . . 62
     SECTION 9.2         Minimum Quarterly EBITDA  . . . . . . 62
     SECTION 9.3         Limitation on Capital Expenditures  . 63

ARTICLE X


     NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . 63

     SECTION 10.1        Limitations on Debt . . . . . . . . . 63
     SECTION 10.2        Limitations on Contingent Obligations 64
     SECTION 10.3        Limitations on Liens  . . . . . . . . 64
     SECTION 10.4        Limitations on Acquisitions . . . . . 65
     SECTION 10.5        Limitations on Mergers and Liquidation65
     SECTION 10.6        Limitations on Sale of Assets . . . . 65
     SECTION 10.7        Transactions with Affiliates  . . . . 66
     SECTION 10.8        Certain Accounting Changes  . . . . . 66
     SECTION 10.9        Compliance with ERISA . . . . . . . . 66
     SECTION 10.10       Limitations on New Equity, Dividends
                         and Distributions . . . . . . . . . . 67
     SECTION 10.11       Transfers to Subsidiaries . . . . . . 67
     SECTION 10.12       Limitations on Investments  . . . . . 67
     SECTION 10.13       Limitations on Certain Agreements . . 67

ARTICLE XI
     DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . . . . 68

     SECTION 11.1        Events of Default . . . . . . . . . . 68
     SECTION 11.2        Remedies  . . . . . . . . . . . . . . 70
     SECTION 11.3        Rights and Remedies Cumulative; Non-
                         Waiver; etc . . . . . . . . . . . . . 71

ARTICLE XII
     THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . 72

     SECTION 12.1        Appointment . . . . . . . . . . . . . 72
     SECTION 12.2        Delegation of Duties  . . . . . . . . 72
     SECTION 12.3        Exculpatory Provisions  . . . . . . . 72
     SECTION 12.4        Reliance by the Agent . . . . . . . . 73
     SECTION 12.5        Notice of Default . . . . . . . . . . 73
                                       4
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     SECTION 12.6        Non-Reliance on the Agent and other
                         Revolving Credit Lenders  . . . . . . 73
     SECTION 12.7        Indemnification . . . . . . . . . . . 74
     SECTION 12.8        The Agent in Its Individual Capacity  74
     SECTION 12.9        Resignation of the Agent; Successor
                         Agent . . . . . . . . . . . . . . . . 75
     SECTION 12.10       Settlement  . . . . . . . . . . . . . 75

ARTICLE XIII
     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . 76

     SECTION 13.1        Notices . . . . . . . . . . . . . . . 76
     SECTION 13.2        Expenses  . . . . . . . . . . . . . . 78
     SECTION 13.3        Set-off . . . . . . . . . . . . . . . 79
     SECTION 13.4        Governing Law . . . . . . . . . . . . 79
     SECTION 13.5        Consent to Jurisdiction . . . . . . . 79
     SECTION 13.6        Waiver of Jury Trial; Waiver of
                         Punitive Damages  . . . . . . . . . . 80
     SECTION 13.7        Reversal of Payments  . . . . . . . . 80
     SECTION 13.8        Injunctive Relief . . . . . . . . . . 80
     SECTION 13.9        Accounting Matters  . . . . . . . . . 80
     SECTION 13.10       Successors and Assigns; Participations81
     SECTION 13.11       Amendments, Waivers and Consents;
                         Renewal . . . . . . . . . . . . . . . 84
     SECTION 13.12       Performance of Duties . . . . . . . . 85
     SECTION 13.13       Indemnification . . . . . . . . . . . 85
     SECTION 13.14       All Powers Coupled with Interest  . . 85
     SECTION 13.15       Survival of Indemnities . . . . . . . 85
     SECTION 13.16       Titles and Captions . . . . . . . . . 86
     SECTION 13.17       Severability of Provisions  . . . . . 86
     SECTION 13.18       Counterparts  . . . . . . . . . . . . 86
     SECTION 13.19       Term of Agreement . . . . . . . . . . 86
     SECTION 13.20       Adjustments . . . . . . . . . . . . . 86
                                       5
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EXHIBITS


Exhibit A - Form of Revolving Credit Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Borrowing Base Certificate

Exhibit D - Form of Repayment Notice

Exhibit E - Form of Letter of Credit Application

Exhibit F - Form of Notice of Conversion/Continuation

Exhibit G - Form of Quarterly Unaudited Consolidated and Consolidating
            Balance Sheet

Exhibit H - Form of Officer's Compliance Certificate

Exhibit I - Form of Assignment and Acceptance


SCHEDULES

Schedule 4.11(b) - Existing Stock Incentive Programs

Schedule 6.1(a) - Jurisdictions of Organization and Qualification
                  to Do Business as Foreign Corporation

Schedule 6.1(b) - Subsidiaries, Capitalization and Shareholders

Schedule 6.1(h) - Franchise, Licenses, Patents and Tradenames

Schedule 6.1(j) - ERISA Plans

Schedule 6.1(n) - Collective Bargaining Agreements

Schedule 6.1(s) - Schedule of Leased Real Property

Schedule 6.1(v) - Litigation

Schedule 6.1(z) - Outstanding Options, Warrants or Other Rights

Schedule 8.15 - Work Plan

Schedule 10.1(c) - Existing Debt

Schedule 10.2(b) - Existing Contingent Obligations

Schedule 10.3(f) - Existing Liens
                                       6
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     This REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of
February 25, 1998, is made and entered into by and among WLR FOODS, INC., ("WLR"), WAMPLER FOODS, INC. ("Wampler"), CASSCO ICE & COLD STORAGE, INC. ("Cassco"), WAMPLER SUPPLY COMPANY, INC. ("Wampler Supply"), and VALLEY RAIL SERVICE, INC. ("Valley Rail"), all corporations organized under the laws of the Commonwealth of Virginia, the Revolving Credit Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK, for itself and as Agent for the Revolving Credit Lenders. WLR, Wampler, Cassco, Wampler Supply and Valley Rail are referred to herein jointly and severally as the "Borrower." The liabilities and obligations of WLR, Wampler, Cassco, Wampler Supply and Valley Rail hereunder are joint and several, and the word "Borrower," as used herein, means each of them, any of them and/or all of them as the context may require.

                              BACKGROUND

     A. WLR, as borrower, and Cassco and Wampler, as guarantors, are parties to that certain Credit Agreement, dated January 1, 1997, pursuant to which the Revolving Credit Lenders extended a revolving credit facility (the "Existing Revolving Credit Facility") to WLR in an amount not to exceed One Hundred Sixty Million Dollars ($160,000,000).

     B. WLR, as borrower, and Cassco and Wampler, as guarantors, and First Union are parties to a certain Loan Agreement dated as of January 1, 1997 (the "Time Loan Agreement") which has terminated undrawn by mutual consent of the parties.

     C. WLR, Cassco, Wampler, Wampler Supply and Valley Rail are part of an integrated financial enterprise and have requested the Lenders to: (i) provide a new revolving credit facility in the maximum amount of $105,000,000; (ii) restructure a portion of the Existing Revolving Credit Facility, after the principal amount outstanding (including the aggregate face amount of all outstanding letters of credit) has been reduced to $110,000,000, into a term loan; (iii) provide the new revolving credit facility pursuant to the terms of this Agreement; and (iv) restructure the Existing Revolving Credit Facility as provided in the other Loan Documents executed as of the date hereof.

     D. The Revolving Credit Lenders have agreed to this request subject to the terms and conditions of this Agreement and the other Loan Documents.

     E. The Borrower will materially benefit from the restructure of the Existing Revolving Credit Facility and the new revolving credit to be provided as set forth in the Loan Documents.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:


                               ARTICLE I

                              DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Account" shall have the meaning given to that term in the Uniform Commercial Code and, in addition, shall include any right to payment for goods sold or leased or services rendered which is evidenced by an instrument or chattel paper.

     "Affiliate" means, with respect to any Person (the "First Person"), any other Person (other than a Subsidiary of the First Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall not include, in the case of the Borrower, Pioneering Management Corporation.

     "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

     "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

     "Aggregate Revolving Credit Commitment" means the aggregate amount of the Revolving Credit Lenders' Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to
Section 2.5. On the Closing Date, the Aggregate Revolving Credit Commitment shall be One Hundred and Five Million Dollars ($105,000,000).

     "Agreement" means this Revolving Credit Agreement, as amended or modified from time to time.

     "Amendment Fee" shall have the meaning ascribed in Section
4.3(b).

     "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Applicable Margin" shall have the meaning assigned thereto in
Section 4.1(c).

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     "Approved Contract Growers" shall mean those Persons who, from time to time, hold live chicken and turkey inventory owned by Wampler under and subject to grower contracts which preserve and in every way maintain the title of Wampler in and to such inventory to the satisfaction of Wampler and its counsel.

     "Approved Miscellaneous Asset Sale" shall mean any sale or sales by the Borrower of any real or personal property which (i) for the first year following the Closing Date do(es) not generate Net Proceeds of more than $7,500,000 in the aggregate, or more than $2,500,000 for any individual sale; and (ii) for each one-year period thereafter do(es) not generate Net Proceeds of more than $1,000,000 in the aggregate for such twelve-month period.

     "Asset Sale" means any sale, sale-leaseback, mortgage of real property or any other disposition (including the grant of any option, warrant or other right to purchase such property) by any Person of any of its real or tangible personal property or assets (other than sales permitted by subsections (a), (b), and (c) of Section 10.6 and the sale of Equipment, the proceeds of which are applied to the prepayment of any Purchase Money Debt secured by a Lien on such Equipment).

     "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

     "Available Commitment" means, as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender's Commitment over (b) such Revolving Credit Lender's Extensions of Credit.

     "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

     "Borrower" means WLR, Wampler, Cassco, Wampler Supply, and Valley Rail, in their capacities as joint and several borrowers hereunder, and each of them, any of them and/or all of them as the context may require.

     "Borrowing Base" means, at any time, a dollar amount equal to the sum of the following amounts as they exist at that time:

     (a)  eighty five percent (85%) of all Eligible Accounts; plus
     (b) the sum of (A) sixty percent (60%) of Eligible Processed Inventory; plus (B) sixty percent (60%) of Eligible Packaging Supplies Inventory; plus (C) sixty percent (60%) of Eligible Feed, Grain and Eggs Inventory; plus (D) forty-five percent (45%) of Eligible Live Poultry Inventory; minus

     (c)  the amount of any Borrowing Base Reserve.

     "Borrowing Base Reserve" means a dollar reserve established from time to time by the Agent in the exercise of its reasonable discretion following written notice to the Borrower describing in reasonable detail the reason for the establishment of such reserve.

     "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and London, England, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that would, in accordance with GAAP, be required to be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all capital assets acquired by any such Person during such period, determined without duplication on a Consolidated basis in accordance with GAAP.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Change in Control" shall have the meaning assigned thereto in
Section 11.1(m).

     "Closing Date" means the date of this Agreement or such later Business Day upon which the Notes are originally executed and delivered to the Revolving Credit Lenders.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Collateral" means all of the assets, property and interests in property of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, that shall, from time to time, secure the Obligations, including without limitation the Collateral described in the Security Documents and any property or interests provided in addition to or in substitution for any of the foregoing.

     "Collateral Agent" means First Union in its capacity as Collateral Agent under the Security Documents.

     "Commitment" means, as to any Revolving Credit Lender at any time, the obligation of such Revolving Credit Lender to make Revolving Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount so identified beneath such Revolving Credit Lender's name on the signature pages hereof, as the same may be reduced or modified at any time or from time to time pursuant to Sections 2.5 and 13.10.

     "Commitment Percentage" means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Commitment of such Revolving Credit Lender to (b) the Aggregate Revolving Credit
Commitment of all of the Revolving Credit Lenders, expressed as a percentage.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Contingent Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or executory contracts.

     "Coverage Ratio" means, as of the close of any Fiscal Quarter, the Borrower's Consolidated cumulative four quarter EBITDA ending with the close of such Fiscal Quarter divided by the Borrower's
Consolidated cumulative four quarter Interest Expense ending with the close of such Fiscal Quarter.

     "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

     "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, Capital Leases and debt incurred, guaranteed (whether directly or indirectly) or assumed for money borrowed or for the deferred (for sixty days or more) purchase price of property or services purchased, excluding accounts payable (other than for borrowed money), deferred compensation payable to current or former employees and other accrued expenses incurred in the ordinary course of business if the same are not overdue in a material amount or are being contested in good faith and by appropriate proceedings.
Debt shall include all obligations of the Borrower or any of its Subsidiaries pursuant to Derivative Agreements entered into in the ordinary course of business for the purpose of mitigating risk.

     "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Derivative Agreement" means any agreement with respect to any exchange-traded or over-the-counter transaction, contract, instrument, security, obligation or undertaking of whatever nature that constitutes (in whole or in part) a forward, future, option, swap, cap, collar, floor or combination thereof, or anything similar to any of the foregoing, whether for physical delivery or cash settlement, which is entered into for the purpose of mitigating risk in connection with a commodity price or index.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means, for any period, (a) Net Income of the Borrower and its Subsidiaries on a Consolidated basis for such period, plus (b) the sum of the following for such period to the extent deducted in the determination of Net Income: (i) Interest Expense, (ii) income and franchise taxes, and (iii) amortization, depreciation and other non-cash charges (including amortization of good will and other intangible assets).

     "Eligible Accounts" means the aggregate face amount of all of the Borrower's Accounts to the extent each individual Account meets all of the following criteria:

          (a) The Account arose from a bona fide outright sale of goods by Wampler and/or Cassco, under an enforceable contract, within the United States, to a Person located within the United States (or elsewhere if accompanied by an irrevocable letter of credit reasonably acceptable to the Agent issued in favor of Wampler and/or Cassco at the request of such Person), and such goods have been shipped to the appropriate account debtor, or the sale has otherwise been consummated, in accordance with such contract;

          (b) The Account is at all times subject to a valid, enforceable and first priority perfected Lien in favor of the Collateral Agent for the benefit of the Lenders except to the extent such Lien may be subject to Limited Grower Payable Liens;

          (c) The title of Wampler and/or Cassco to the Account, and, except as to the account debtor, to any goods to be sold or leased in connection with the Account, is absolute and is not subject to any prior assignment or Lien except to the extent such Lien may be subject to Limited Grower Payable Liens;

          (d) The amount of the Account shown on the books of Wampler and/or Cassco and on any invoice or statement delivered to the Agent is owing to Wampler and/or Cassco and net of any partial payment that has been made thereon by any Person;

          (e) The Account is not a contra account and the amount of the Account stated on the Borrowing Base is net of: any claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances or adjustments by the account debtor because of returned, inferior or damaged goods or unsatisfactory services and any customary discounts allowed for prompt payment;

          (f) The account debtor has not returned or refused to accept or retain any of the goods from the sale or furnishing of which the Account arose;

          (g) The Account does not when aggregated with all other Accounts of such account debtor, exceed fifteen percent (15%) of the face value of all Accounts of either Wampler or Cassco in the aggregate then outstanding;

          (h)  The Account is due and payable not more than thirty
(30) days from the date of the invoice therefor;

          (i) The age of the Account, calculated from the due date therefor, is not more than twenty eight (28) days in the case of Wampler, or thirty (30) days in the case of Cassco;

          (j) Not more than fifty percent (50%) of all Accounts payable by the account debtor (or any affiliate of such account debtor) are older than twenty eight (28) days from the invoice due date, in the case of Wampler, and thirty (30) days from the invoice due date, in the case of Cassco;

          (k) The Account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes the assignment of that Account to the Agent void or unenforceable;

          (l) The Borrower has not received any note, trade acceptance, draft or other instrument or chattel paper with respect to or in payment of the Account, and, if any such instrument is received, the Borrower will immediately notify the Agent and at the latter's request, endorse or assign and deliver the same to the Agent; provided, however, that upon such endorsement or assignment and delivery to the Agent, if the Account is otherwise eligible, the Account shall be deemed to be an Eligible Account;

          (m) The account debtor is not insolvent nor the subject of any dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of its property, assignment for the benefit of creditors by, or the filing of any petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against such account debtor;

          (n) The account debtor is not the United States of America, or any department, agency or instrumentality thereof, unless the Borrower has complied in all respects with the Federal Assignment of Claims Act of 1940;

          (o)  The account debtor is not an Affiliate of the Borrower;
and

          (p) The Account is not one which the Agent, in its reasonable discretion, has determined to be disputed, compromised or otherwise uncollectible for the full face amount of such Account.

     "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Revolving Credit Lender hereunder, a Person that is at the time of such assignment (a) a bank having combined capital and surplus in excess of $500,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (b) a finance company, insurance company or other financial entity which does or can extend credit of the type extended hereunder, that has total assets in excess of $500,000,000 and whose senior debt is rated BBB or higher by Standard & Poor's Ratings Group (or has a comparable rating from another rating agency), (c) already a Revolving Credit Lender hereunder (whether as an original party to this Agreement or as the assignee of another Revolving Credit Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Revolving Credit Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Agent, which approval shall not unreasonably be withheld, provided, that for purposes of this clause (e), if such Person is a direct competitor of the Borrower, such Person must also be approved in writing as an Eligible Assignee by the Borrower.

     "Eligible Feed, Grain and Eggs Inventory" means that portion of Eligible Inventory consisting of feed, grain, and turkey and chicken eggs ready for use in the ordinary course of the Borrower's business.

     "Eligible Inventory" means the gross amount of the Borrower's Inventory valued at the lower of cost (on a first in, first out basis) or market which meets all of the following criteria:

          (a) The Inventory is owned solely by the Borrower and the Borrower holds good, valid and marketable title to such Inventory;

          (b) Except for Permitted Liens, the Inventory is at all times subject to a valid, enforceable and first priority perfected Lien in favor of the Agent for the benefit of the Lenders;

          (c) The Inventory is readily saleable in a bona fide arm's length transaction, or is usable, in the ordinary course of business of Wampler and/or Cassco;

          (d) Except for Permitted Liens, the title of Wampler and/or Cassco to the inventory is absolute and is not subject to any prior assignment or Lien, except the security interests of the Lenders;

          (e) The Inventory is in a facility located in the United States and within a jurisdiction in which the Lenders' security interests have attached and are perfected by the filing of financing statements under Applicable Law;
          (f) If the Inventory is located on leased premises or in a warehouse not owned by the Borrower, a landlord's or warehouseman's waiver satisfactory in form and substance to the Agent shall have been delivered to the Agent for such premises;

          (g) If the Inventory consists of eggs, live chicken or turkeys, other livestock or other Farm Products (as defined in the Security Agreement), such Farm Products Inventory is not: (i) deemed to be diseased, out-of-condition and unmerchantable according to standards promulgated by the United States Department of Agriculture or any other federal, state or local governmental agency or any department or division thereof having regulatory authority over the Borrower or any of Borrower's assets or activities; (ii) except for Approved Contract Growers, in the possession of third parties not covered by negotiable warehouse receipts or negotiable ocean bills of lading issued by either (a) warehouseman licensed and bonded by the United States Department of Agriculture or (b) a recognized ocean carrier having an office in the United States and a financial condition reasonably acceptable to the Revolving Credit Lenders, which receipts or bills designate the Revolving Credit Lender directly or by endorsement as the only person to whom or to whose order the warehouseman or carrier is legally obligated to deliver such goods; and

          (h) If the Inventory is located with an Approved Contract Grower, no account payable owed by the Borrower to such Approved
Contract Grower shall be past due for more than fifteen days.

     "Eligible Live Poultry Inventory" means that portion of Eligible Inventory consisting of live chickens and turkeys ready for sale or use in the ordinary course of the Borrower's business.

     "Eligible Processed Inventory" means that portion of Eligible Inventory consisting of finished chicken, turkey, and other meat products which are ready for sale in the ordinary course of the Borrower's business.

     "Eligible Packaging Supplies Inventory" means that portion of Eligible Inventory consisting of packaging supplies ready for use in the ordinary course of the Borrower's business.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.) , the Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.) , the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et. seq.) , the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.) , the Clean Air Act (42 U.S.C. Section 7401 et. seq.) , the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), and the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or modified from time to time.

     "ERISA" means the Employee Retirement Income Security Act of
1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who, together with the Borrower, is treated as a single employer within the meaning of
Section 414 (b), (c), (m) or (o) of the Code or Section 4001(b) of
ERISA.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Extension Criteria" means that at the time of any request by the Borrower to extend the Non-Default Maturity Date of the Revolving Credit Loans in accordance with Section 2.1(b) of this Agreement and as of the Extension Date that: (i) there exists no Default or Event of Default under the Agreement; (ii) at all times prior to the Extension Date there has not occurred any Default or Event of Default which has not been cured or been waived in writing by the Agent, on behalf of the Revolving Credit Lenders during the applicable cure period, if any; (iii) the Borrower shall have simultaneously extended the maturity date of the Note Obligations as provided in the Note Agreement; and (iv) the Borrower shall have paid the Extension Fee.

     "Extensions of Credit" means, as to any Revolving Credit Lender at any time, an amount equal to the sum of: (a) the aggregate principal amount of all Revolving Loans made by such Revolving Credit Lender then outstanding; and (b) such Revolving Credit Lender's
Commitment Percentage of the L/C Obligations then outstanding.

     "Extension Fee" means, in the event that the Borrower elects to exercise the Revolving Credit Extension Option, a fee payable to the Agent for the ratable benefit of the Revolving Credit Lenders on or prior to the Extension Date equal to one percent (1%) of the Aggregate Revolving Credit Commitment as of the Extension Date.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "First Union" means First Union National Bank, a national banking association, and its successors.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to June 30. For purposes of determining any fiscal quarter hereunder (a "Fiscal Quarter"): (a) the first fiscal quarter ("First Fiscal Quarter") of any Fiscal Year (the "Current Year") shall end thirteen (13) weeks after the end of the preceding Fiscal Year (the "Prior Year"); (b) the second fiscal quarter ("Second Fiscal Quarter") of the Current Year shall end twenty-six (26) weeks after the end of the Prior Year; (c) the third fiscal quarter ("Third Fiscal Quarter") of the Current Year shall end thirty-nine (39) weeks after the end of the Prior Year; and (d) the fourth fiscal quarter ("Fourth Fiscal Quarter") of the Current Year shall end on the last day of the Current Year. For purposes of determining any fiscal month-end hereunder (a "Fiscal Month"), any Fiscal Month shall end on the Saturday closest to the last day of such month.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Materials" means any substances or materials: (a) defined as hazardous substances in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 U.S.C.
Section 9601, et seq. or in regulations issued thereunder; (b) defined as hazardous wastes in the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq. or in regulations issued thereunder; (c) defined as toxic substances in the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., or in regulations issued thereunder; or (d) animal wastes.

     "Intercreditor Agreement" means that certain Collateral Agency and Intercreditor Agreement dated as of the Closing Date by and among the Revolving Credit Lenders and the other parties thereto.

     "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including without limitation interest expense attributable to Capital Leases) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis in accordance with GAAP.

     "Interest Period" shall have the meaning assigned thereto in
Section 4.1(b).

     "Interest Rate Protection Agreements" means any interest rate or currency hedging agreement or arrangement approved by the Agent (such approval not to be unreasonably withheld) entered into by the Borrower and designed to protect against fluctuations in interest rates.

     "Inventory" shall have the meaning given to that term in the Uniform Commercial Code.

     "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "Leased Real Property" shall mean real property owned by the Borrower and leased to one or more Persons as more fully set forth on
Schedule 6.1(s).

     "Lenders" means the collective reference to the Revolving Credit Lenders, the Term Lenders, and the Note Lenders.

     "L/C Commitment" means Twenty Million Dollars ($20,000,000).

     "L/C Facility" means the letter of credit facility established pursuant to Article III hereof.

     "L/C Obligations" means at any time, an amount equal to the sum of: (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit; and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants" means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

     "Lending Office" means, with respect to any Revolving Credit
Lender, the office of such Revolving Credit Lender maintaining such Revolving Credit Lender's Commitment Percentage of the Loans.

     "Letters of Credit" shall have the meaning assigned thereto in
Section 3.1.

     "Leverage Ratio" shall mean, as of the close of any Fiscal
Quarter, Total Debt divided by the Borrower's Consolidated cumulative four quarter EBITDA ending with the close of such Fiscal Quarter.

     "LIBOR" means the rate for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Agent, Dollars in the amount of $3,000,000 are being offered to lending banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by lending banks in the London interbank market for a period equal to the Interest Period selected.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/l00th of l%) determined by the Agent pursuant to the following formula:

     LIBOR Rate =                  LIBOR
                              ---------------
                    1.00 - Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, other than an asset which the Borrower holds as the lessee under a lease which is not a Capital Lease.

     "Limited Grower Payable Liens" means any lien arising in favor of any Approved Contract Grower with respect to any inventory or other property owned by the Borrower under the Packers and Stockyards Act, Va. Code section 43-32, and/or other comparable state statutes, unless such liens arise in connection with accounts payable over 15 days past due and have an aggregate value in excess of $1,500,000.

     "Loan" means any Revolving Loan, the Term Loan, and all Revolving Loans and the Term Loan collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Term Loan Agreement, the Notes, the Applications, the Security Documents, the Lockbox Agreement, the Warrant Agreement, the Intercreditor Agreement, any Derivative Agreement executed by any Revolving Credit Lender, and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

     "Lock Box Agreement" shall mean an agreement or agreements between the Borrower and any one or more of the Revolving Credit Lenders, as required under Section 2.8 of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

     "Material Adverse Effect" means, with respect to the Borrower, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower, taken as a whole, or the ability of the Borrower, taken as a whole, to perform its obligations under the Loan Documents or Material Contracts to which it is a party.

     "Material Contract" means: (a) any contract or other agreement, instrument, lease, or other evidence of understanding, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount per annum in excess of $2,000,000; or (b) any other contract or other agreement, instrument, lease, or other evidence of understanding, written or oral, of the Borrower or any of its Subsidiaries, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Mortgages" mean, collectively, those Mortgages and Deeds of Trust executed and delivered to or for the benefit of the Lenders as of the Closing Date.

     "Multiemployer Plan", means a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA to which the Borrower or any ERISA
Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "Net Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from Consolidated net income (or loss): (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower has an ownership interest unless received by the Borrower in a cash distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Borrower or is merged into or consolidated with the Borrower; and (c) extraordinary items.

     "Net Proceeds" means, with respect to any sale, lease, transfer or other disposition of assets by the Borrower or any of its Subsidiaries, or any issuance by the Borrower or any of its Subsidiaries of any capital stock or other debt or equity securities permitted hereunder, the aggregate amount of cash received for such assets or securities (including, without limitation, any payments received for non-competition covenants, consulting or management fees, and any portion of the amount received evidenced by a seller promissory note or other evidence of Debt), net of (i) amounts reserved, if any, for taxes payable with respect to any such sale (after application of any available losses, credits or other offsets),
(ii) reasonable. and customary transaction costs properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or other disposition of assets or issuance of any capital stock or other securities, including, without limitation, commissions and underwriting discounts, and (iii) until actually received by the Borrower or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a seller promissory note or non-compete agreement or covenant for which compensation is paid over time. Upon receipt by the Borrower or any of its Subsidiaries of amounts referred to in item (iii) of the preceding sentence, such amounts shall then be deemed to be "Net Proceeds."

     "Net Revenue" means, with respect to the Borrower and its subsidiaries for any period, net revenue for such period determined on a Consolidated basis in accordance with GAAP.

     "1997 Agreement" means the Credit Agreement dated as of January 1, 1997, among WLR, as Borrower, Cassco and Wampler, as guarantors, the Revolving Credit Lenders and the Agent.

     "Non-Default Maturity Date" shall have the meaning set forth below in the definition of "Revolving Loan Termination Date."

     "Notes" means, collectively, the Revolving Credit Notes and the Term Notes.

     "Note Agreement" means that certain Note Purchase Agreement dated as of the date hereof by and between WLR and various note lenders thereunder.

     "Note Lenders" means, collectively, each Person executing the Note Agreement as a lender, together with the successors and assigns of each Note Lender.

     "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2 (a).

     "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

     "Obligations" means, collectively, the Term Loan Obligations, the Revolving Credit Obligations.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

     "Other Taxes" shall have the meaning assigned thereto in Section
4.10 (b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which: (a) is maintained for employees of the Borrower or any ERISA Affiliates; or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Permitted Liens" shall mean those liens and encumbrances (other than those in favor of the Collateral Agent) permitted pursuant to
Section 10.3.

     "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or other entity.

     "Pledge Agreements" means, collectively, the WLR Pledge Agreement and the Wampler Pledge Agreement.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Purchase Money Debt" means any Debt incurred by the Borrower in the ordinary course of business for the purpose of and actually used in acquiring any Capital Asset and such Debt is either (i) held by a seller of such Capital Asset to the Borrower to secure all or part of the purchase price thereof, or (ii) held by a Person who, by making advances to, or incurring an obligation on behalf of, the Borrower gives value to the Borrower to enable the Borrower to acquire rights in or the use of such Capital Asset.

     "Ratable Share" shall have the meaning assigned thereto in the Intercreditor Agreement.

     "Register" shall have the meaning assigned thereto in Section
13.10(d).

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Required Revolving Credit Lenders" means, at any date, any combination of holders of at least seventy-five percent (75%) of the aggregate unpaid principal amount of the Revolving Credit Notes, or if no amounts are outstanding under the Revolving Credit Notes, any combination of Lenders whose Commitment Percentages aggregate at least seventy-five percent (75%).

     "Revolving Credit Extension Option" means the option of the Borrower as set forth in Section 2.1(b) hereof to extend the Non-
Default Maturity Date for a one year period.

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

     "Revolving Credit Lender" means each Person executing this Agreement as a Revolving Credit Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Revolving Credit Lender pursuant to Section 13.10.

     "Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each Revolving Credit Lender, substantially in the form of Exhibit "A" hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Revolving Credit Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest (including interest accruing after the filing of any bankruptcy or similar petition) on the Revolving Loans; (b) the L/C Obligations; (c) all payment and other obligations owing by the Borrower to any Revolving Credit Lender or the Agent under any Derivative Agreement as permitted pursuant to Section 10.3(h); and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Revolving Credit Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due under the Loan Documents, except to the extent such Obligations arise solely under the Term Loan Agreement and the Term Notes.

     "Revolving Loan" means any Loan made to the Borrower pursuant to
Section 2.1, and all such Loans collectively as the context requires.

     "Revolving Loan Termination Date" means the earlier of: (a) January 1, 2000, or, if the Borrower exercises the Revolving Credit Extension Option, January 1, 2001 (as the case may be, the "Non-Default Maturity Date"); (b) the date of the reduction of the Aggregate Revolving Credit Commitment to zero by the Borrower pursuant to Section 2.5(a); or (c) the date upon which any one or more Events of Default shall have occurred.

     "Security" means any funds, agreements, property, rights or interests of any nature whatsoever, guaranties of and any subordination and/or standby agreements related to the obligations which have been or hereafter are mortgaged, pledged, assigned, transferred, executed or delivered, directly or indirectly, to the Agent or any Lender as security for or guaranty of the payment or performance of any Obligation.

     "Security Agreement" means the Security Agreement by the Borrower in favor of the Collateral Agent for the benefit of the Lenders, as amended, restated, modified or otherwise supplemented.

     "Security Documents" means the collective reference to the Security Agreement, the Pledge Agreements, the Mortgages, the Trademark Assignment, the Valley Rail Assignment, the Intercreditor Agreement and each other agreement or writing, if any, pursuant to which the Borrower or any Subsidiary thereof pledges or grants a security interest, lien, mortgage, encumbrance or charge in any property or assets securing the Obligations.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not reasonably believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Tangible Net Worth" means the Consolidated net worth of the Borrower and its Subsidiaries determined without taking into account goodwill, trademarks, trade names, copyrights, franchise rights and other assets of a similar nature (with the exception of loan closing or similar costs required to be capitalized).

     "Taxes" shall have the meaning assigned thereto in Section
4.10(a).

     "Term Lenders" means, collectively, each Person executing the Term Loan Agreement as a Term Lender.

     "Term Loan" means the term loan facility established pursuant to the Term Loan Agreement.

     "Term Loan Agreement" means the Term Loan Agreement dated as of the Closing Date by and among the Agent, the Term Lenders, and the Borrower.

     "Term Loan Notes" means the separate Notes made by the Borrower payable to the order of each Term Lender, substantially in the form of Exhibit "B" to the Term Loan Agreement, evidencing the Term Loan, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Term Loan Obligations" means, in each case, whether now in existence or hereafter arising, the principal of and interest on the Term Loan and all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations (including all payments and other obligations owing by the Borrower to any Term Lender or the Agent under any Derivative Agreement), obligations, covenants and duties owing by the Borrower to the Term Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due under the Loan Documents, except to the extent such Obligations arise solely under the Revolving Credit Agreement and the Revolving Credit Notes.

     "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a defined benefit Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a defined benefit Pension Plan, the filing of a notice of intent to terminate a defined benefit Pension Plan or the treatment of a defined benefit Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Total Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination and without duplication, all Debt of the Borrower and its Subsidiaries on a Consolidated basis. Total Debt shall not include any Debt under a Derivative Agreement.

     "Trademark Assignment" means the Assignment of Trademarks by the Borrower in favor of the Collateral Agent for the benefit of the Lenders, as amended, restated, modified, or otherwise supplemented.

     "Uniform Customs" means the Uniform Customs and Practice for
Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the State of New York.

     "United States" means the United States of America.

     "Valley Rail Assignment" means that Assignment of Partnership Interest executed by Valley Rail in favor of the Collateral Agent for the ratable benefit of the Lenders.

     "Wampler Pledge Agreement" means the Pledge Agreement executed by Wampler, as pledgor, in favor of the Collateral Agent, for the ratable benefit of the Lenders, as amended, restated, modified, or otherwise supplemented.

     "Warrant Agreement" means collectively, the Warrant Holders Agreement and the Warrant each dated as of the Closing Date executed by WLR, in favor of the Collateral Agent for ratable benefit of the Lenders, as amended, restated, modified or otherwise supplemented.

     "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     "WLR Pledge Agreement" means the Pledge Agreement executed by WLR, as Pledgor, in favor of the Collateral Agent for ratable benefit of the Lenders, as amended, restated, modified or otherwise supplemented.


     SECTION 1.2 General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3    Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                              ARTICLE II

                            CREDIT FACILITY

     SECTION 2.1     Revolving Credit Loans.

     (a) General Provisions. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time from the Closing Date through the Revolving Loan Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided that the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested) shall not exceed the lesser of: (i) the Aggregate Revolving Credit Commitment less the L/C Obligations; or
(ii) the Borrowing Base less the L/C Obligations; and provided further that the principal amount of outstanding Revolving Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender's Commitment less the L/C Obligations attributable to such Revolving Credit Lender. Each Revolving Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender's Commitment Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Revolving Loan Termination Date.

     (b) Extension Option. As of June 30, 1999 (the "Extension Date"), the Borrower may elect to extend the Non-Default Maturity date of the Revolving Credit Facility from January 1, 2000 to January 1, 2001 (the "Extension Option"); provided that on and at all times prior to the Extension Date, the Borrower is in compliance with the Extension Criteria. The Borrower shall provide the Revolving Credit Lenders with written notification of its intention to exercise the Extension Option prior to the Extension Date.

     SECTION 2.2    Procedure for Advances of Revolving Loans.

     (a) Requests for Borrowing. In order to obtain a Revolving Loan, the Borrower shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit "B" (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan, and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying: (A) the date of such borrowing, which shall be a Business Day; (B) the amount of such borrowing, which shall be (i) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof, and (ii) with respect to LIBOR Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) whether the Revolving Loans are to be LIBOR Rate Loans or Base Rate Loans; (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and (E) a Borrowing Base Certificate in the form attached as Exhibit "C." Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

     (b) Disbursement of Revolving Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for a Revolving Loan, each Revolving Credit Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Revolving Credit Lender's Commitment Percentage of the Revolving Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this
Section 2.2 in immediately available funds by crediting such proceeds to such deposit account of the Borrower maintained with the Agent, or by wire transfer to such other account, as may be specified in the most recent Account Designation Direction delivered by the Borrower to the Agent. Subject to Section 4.6 hereof, the Agent shall not be obligated to disburse the proceeds of any Revolving Loan requested pursuant to this Section 2.2 until each Revolving Credit Lender shall have made available to the Agent its Commitment Percentage of such Revolving Loan.

     SECTION 2.3    Repayment of Loans.

     (a) Repayment on Revolving Loan Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Loan Termination Date.

     (b) Mandatory Repayment of Excess Revolving Loans. If at any time the outstanding principal amount of all Revolving Loans exceeds the lesser of (i) the Aggregate Revolving Credit Commitment less the L/C Obligations, or (ii) the Borrowing Base less the L/C Obligations, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Revolving Credit Lenders, the Revolving Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 4.8 hereof.

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Agent with respect to LIBOR Rate Loans and contemporaneous irrevocable notice with respect to Base Rate Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and the amount of the repayment allocable to each LIBOR Rate Loan being repaid. Upon receipt of such notice, which shall be in the form attached hereto as Exhibit "D," the Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof with respect to Base Rate Loans, and $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to any LIBOR Rate Loan.

     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

     SECTION 2.4 Revolving Credit Notes. Each Revolving Credit Lender's Revolving Loans and the obligation of the Borrower to repay such Revolving Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Revolving Credit Lender representing the Borrower's obligation to pay such Revolving Credit Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made and to be made by such Revolving Credit Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated as of the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

     SECTION 2.5    Permanent Reduction of the Aggregate Revolving
Commitment.

     (a) The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Revolving Credit Commitment in an aggregate principal amount not less than $3,000,000 or any whole multiple of $3,000,000 in excess thereof.

     (b)  Each permanent reduction permitted pursuant to this Section
2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Revolving Credit Lenders after such reduction to the Aggregate Revolving Credit

Commitment as so reduced and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Obligations and furnishing of cash collateral satisfactory to the Agent for all L/C Obligations. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Aggregate Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

     SECTION 2.6 Termination of Credit Facility. The Credit Facility shall terminate on the earlier of (i) the Revolving Loan Termination Date; (ii) the date of termination, whether automatically or by the Agent on behalf of the Revolving Credit Lenders, pursuant to
Section 11.2 (a); or (iii) on such prior date as the Borrower, by notice to the Agent, shall have repaid the Obligations in full.

     SECTION 2.7 Use of Proceeds. The Borrower shall, on the Closing Date, pay: (i) the amount of $50,000,000 less the face amount of all Existing 1997 Letters of Credit (as hereafter defined) to the Revolving Credit Lenders on account of Obligations as defined in the 1997 Agreement with the remaining principal balance under the 1997 Agreement becoming the Term Loan; and (ii) the balance, if any, due to First Union under the Time Loan Facility shall be paid and thereupon be terminated. The Borrower shall use the balance of proceeds under the Revolving Loans for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions provided for herein and the payment of Debt. The Borrower shall not be required to pay any Revolving Credit Lender any amount pursuant to Section 4.8 of the 1997 Agreement by reason of the payment or prepayment of a LIBOR Rate Loan (as defined in the 1997 Agreement) on a date other than the last day of an Interest Period (as defined in the 1997 Agreement) so long as such payment or prepayment is made under the preceding sentence.

     SECTION 2.8 Lockbox/Cash Collateral Account. The Borrower shall establish a lockbox with one or more of the Revolving Credit Lenders for the receipt of all remittances from its account debtors, and shall immediately direct all of its account debtors to remit payments directly to such lockbox; and shall sign all agreements reasonably necessary to establish a lockbox and pay all reasonable charges of the Revolving Credit Lenders associated therewith. The Borrower shall not have any right of access to, or withdrawal from such lockbox or the cash collateral account described below. All collections of Accounts or remittances representing proceeds of other Collateral received at any time by the Borrower shall be held in trust for the Agent and the Revolving Credit Lenders and shall be promptly delivered, in specie, to the Agent, for the benefit of the Revolving Credit Lenders. All collections delivered to any Revolving Credit Lender shall be deposited on the same Business Day as delivered to such Revolving Credit Lender, and thereafter promptly transferred by such Revolving Credit Lender to the Borrower's cash collateral account with the Agent. Provided no Event of Default shall have occurred under this Agreement, the Agent shall apply such collections to reduce the outstanding balance of the Revolving Loans on the Business Day when such collections are deemed to be treated as collected funds.
The Agent is not, however, required to credit the Borrower's cash collateral account for the amount of any item of payment which is unsatisfactory to the Agent and the Agent may charge the Borrower's account for the amount of any payment which is returned to the Agent unpaid.

     SECTION 2.9 Division of Revolving Credit Loans. The Revolving Credit Lenders and the Borrower acknowledge and agree that the Aggregate Revolving Credit Commitment consists of two distinct Tranches including a principal commitment of $50,000,000 attributable to principal amounts advanced by the Revolving Credit Lenders under the 1997 Agreement (the "Tranche I Portion") and a principal commitment of $55,000,000 attributable to the new revolving credit provided by the Revolving Credit Lenders as of the Closing Date (the "Tranche II Portion"). Except as otherwise explicitly set forth in this Agreement, the Tranche I Portion and the Tranche II Portion will be treated as one and the same Aggregate Revolving Credit Commitment; provided however, that: (i) the aggregate of all Revolving Loans outstanding from time to time shall be deemed drawn first from the Tranche I Portion and drawn second from the Tranche II Portion only to the extent the Tranche I Portion is fully drawn; and (ii) ordinary course repayments and reductions received from time to time on account of the Revolving Loans shall be applied first to the Tranche II Portion and second to the Tranche I Portion.

     SECTION 2.10   Interim Borrowing Base Reporting Standard.
Notwithstanding anything to the contrary contained in this Agreement, at any time prior to March 31, 1998, the Borrower may supply Borrowing Base information based upon previous month-end balances updated pursuant to a roll-forward calculation in form satisfactory to the Agent.

                              ARTICLE III

                       LETTER OF CREDIT FACILITY

     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby and commercial letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Loan Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance,
(i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Commitment of any Revolving Credit Lender would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars in a minimum amount of $1,000,000 for standby Letters of Credit and $25,000 for commercial Letters of Credit, (B) be a standby or commercial letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (C) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Non-Default Maturity Date and (D) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender an application therefor, in the form attached hereto as Exhibit "E," completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section
3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Revolving

Credit Lender a copy of such Letter of Credit and the amount of each Revolving Credit Lender's participation therein, all promptly following the issuance of such Letter of Credit.

     SECTION 3.3    Commissions and Other Charges.

     (a) With regard to standby Letters of Credit, the Borrower shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each standby Letter of Credit in an amount equal to a rate per annum, as specified below, on the face amount of such standby Letter of Credit. Such standby Letter of Credit commission shall be payable quarterly in advance. In the case of commercial Letters of Credit, the Borrower shall pay to the Agent for the account of the Issuing Lender and the L/C Participants, a commercial Letter of Credit commission with respect to each commercial Letter of Credit in an amount equal to the rate specified below multiplied by the face amount of such commercial Letter of Credit. Such commercial Letter of Credit commission shall be payable in full upon negotiation. In each case, such rate shall be the Applicable Margin for Tranche I LIBOR Rate Loans as in effect from time to time.

     (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lender an issuance fee in accordance with the Issuing Lender's normal and customary practices, and such other customary ancillary fees as the Issuing Lender might charge with respect to each Letter of Credit, including cable fees and amendment fees.

     (c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Agent pursuant to subsection (a) in accordance with their respective Commitment Percentages.

     SECTION 3.4    L/C Participation.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and right an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date; provided that such L/C Participant shall not be required to make such payment earlier than four (4) hours after its receipt of such notification. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to or at 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this
Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Revolving Credit Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article V, the Revolving Credit Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

     SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the

UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

     SECTION 3.8 Existing Letters of Credit. If, on the Closing Date, there are any letters of credit outstanding under the 1997 Agreement (as the case may be, the "Existing 1997 Letters of Credit"), such Existing 1997 Letters of Credit shall be deemed to be Letters of Credit outstanding under this Agreement within the limitations of the L/C Commitment set forth in this Agreement, provided that the fees payable with respect to any Existing 1997 Letter of Credit, until such time as such Existing 1997 Letter of Credit expires or is renewed, will be subject to the fee structure in effect on the Closing date under the 1997 Agreement.


                              ARTICLE IV

                   GENERAL REVOLVING LOAN PROVISIONS

     SECTION 4.1    Interest.

     (a)  Interest Rate Options.  Subject to the provisions of  this
Section 4.1, at the election of the Borrower, the aggregate principal balance of the Revolving Credit Notes or any portion thereof shall earn interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Loan at the time a Notice of Borrowing is given pursuant to
Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Revolving Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan," and each Revolving Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." Any Revolving Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents, except for LIBOR Rate Loans in effect as of the Closing Date, the Borrower may not elect the LIBOR Rate for any Tranche I Revolving Loan hereunder unless and until the Borrower shall have delivered its quarterly Financial Statements as of September 26, 1998 to the Agent demonstrating that the Borrower is in full compliance with the Loan Documents.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Revolving Loan, which Interest Period shall be a period of one (1), two (2) or three (3) months with respect to each LIBOR Rate Loan; provided that:

          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Loan Termination Date;

          (v)       there shall be no more than six (6) Interest
Periods outstanding at any time; provided, that if the Borrower is in compliance with and permitted to choose the LIBOR Rate for new
Revolving Loans under Section 4.1(a), there shall be no more than ten
(10) Interest Periods outstanding at any time;  and

          (vi) for any LIBOR Rate Loan made on or within five Business Days after the Closing Date, the Interest Period may be a period of (A) not less than 15 days or more than 40 days or (B) one, two or three months.

     (c)  Applicable Margin.

          Subject in every way to the restriction on availability of Tranche I LIBOR Rate Loans in Section 4.1(a), the Applicable Margin provided for in Section 4.1 with respect to the Revolving Loans (the "Applicable Margin") shall be as follows:

          (i) Tranche I Applicable Margin. With respect to the Tranche I Portion of the Revolving Credit Obligations:

               (A) as of and at all times following the Closing Date unless modified pursuant to subparagraph (B) hereof:

                    Base Rate Loans:         two and one-fourths
                                             percent (2 1/4%)


                    LIBOR Rate Loans:        three and one-half
                                             percent (3 1/2%)

               (B) for each Fiscal Quarter thereafter beginning with the First Fiscal Quarter of 1999, determined by reference to the Leverage Ratio and the Coverage Ratio as of the end of the Fiscal Quarter immediately preceding the delivery of the Applicable Officer's compliance certificate, in accordance with the following pricing matrix:


Leverage Ratio      Coverage Ratio    Base Rate +    LIBOR Rate +

greater than or     less than or        2.25%          3.50%
equal to 5.0 to     equal to 2.25 to
1.00                1.00

less than 5.00      greater than 2.25   1.50%          2.50%
to 1.00 but equal   to 1.00 but less
to or greater than  than or equal to
4.00 to 1.00        3.00 to 1.00

less than 4.0 to    greater than 3.00   0.75%          1.75%
1.00                to 1.00

     Adjustments, if any, in the Applicable Margin shall be made by the Agent on the tenth (10th) Business Day after receipt by the Agent of quarterly financial statements for the Borrower and the accompanying Officer's Compliance
     Certificate setting forth the Leverage Ratio and Coverage Ratio of the Borrower as of the most recent Fiscal Quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.1(a) hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

          (ii) Tranche II Applicable Margin.  With respect to the
Tranche II Portion of the Revolving Credit Obligations at all times:

               Base Rate Loans:         one and three-
                                        fourths percent (1 3/4%)

               LIBOR Rate Loans:        three percent (3%)


     (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2.0%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2.0%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Revolving Credit Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the calendar quarter in which the Closing Date occurs. Interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto. All interest, fees and commissions provided hereunder shall be computed (i) in the case of a LIBOR Rate Loan, on the basis of a 360-day year and the actual number of days elapsed, and
(ii) in the case of a Base Rate Loan, on the basis of a 365/366-day year and the actual number of days elapsed.

     (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Revolving Credit Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Revolving Credit Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Revolving Credit Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Revolving Credit Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Revolving Credit Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Revolving Credit Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 4.2 Notice and Manner of Conversion or Continuation of Revolving Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans, or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Revolving Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit "F" (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Revolving Loan is to be effective specifying
(i) the Revolving Loans to be converted or continued, and, in the case of any LIBOR Rate Loan resulting from a conversion or to be continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), and (iii) the principal amount of such Revolving Loans to be converted or continued. The Agent shall promptly notify the Revolving Credit Lenders of such Notice of Conversion/Continuation.

     SECTION 4.3    Facility, Commitment and Agency Fees.

     (a) Facility Fee. Commencing on the Closing Date, the Borrower shall pay to the Agent, for the account of the Revolving Credit Lenders, a nonrefundable facility fee at a rate per annum equal to the average daily Facility Fee Rate (as defined in Section 4.3(d)), as in effect during the applicable calendar quarter (or portion thereof ending on the Revolving Loan Termination Date) referred to in the following sentence, on the average unused daily amount of the Aggregate Revolving Credit Commitment. The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the last Business Day of the calendar quarter in which the Closing Date occurs, and on the Revolving Loan Termination Date. Such facility fee shall be distributed by the Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders, respective Commitment Percentages.

     (b) Amendment Fee. In order to compensate the Agent and the Revolving Credit Lenders for restructuring and syndicating the Revolving Loans and for its obligations hereunder, the Borrower agrees to pay to the Agent, for the account of the Revolving Credit Lenders, a non-refundable amendment fee (the "Amendment Fee") in an amount equal to one percent (1%) of each Revolving Credit Lender's Revolving Credit Commitment in full on the Closing Date.

     (c)  Agent's and Other Fees.  The Borrower shall pay to the
Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent pertaining to the Loan Documents.

     (d)  Facility Fee Rate.

          The Facility Fee Rate to be used in calculating the facility fee provided for in Section 4.3(a) (the "Facility Fee Rate") shall be one-half of one percent (1/2%).

     SECTION 4.4 Manner of Payment. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Revolving Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Revolving Credit Lenders under this Agreement or any Revolving Credit Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Revolving Credit Lenders pro rata in accordance with their respective Commitment Percentages (except as otherwise explicitly provided herein with respect to fees) at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall credit each Revolving Credit Lender's account with its pro rata share of such payment in accordance with such Revolving Credit Lender's Commitment Percentage (except as otherwise explicitly provided herein with respect to fees) and shall wire advice of the amount of such credit to each Revolving Credit Lender. Each payment to the Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Subject to Section 4.1(b) (ii), if any payment under this Agreement or any Revolving Credit Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Revolving Credit Lenders upon the Revolving Credit Notes and the other Obligations and all net proceeds from the enforcement of the obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Revolving Credit Notes, the Reimbursement Obligation and any termination payments due in respect of a Derivative Agreement with any Revolving Credit Lender pro rata in accordance with all such amounts due, then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation and then to the cash collateral account described in
Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

     SECTION 4.6 Nature of Obligations of Revolving Credit Lenders Regarding Extensions of Credit; Assumption by the Agent. The obligations of the Revolving Credit Lenders under this Agreement to make the Revolving Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Revolving Credit Lender prior to a proposed borrowing date with respect to a Revolving Loan that such Revolving Credit Lender will not make available to the Agent such Revolving Credit Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Revolving Credit Lender of its obligations hereunder), the Agent may assume that such Revolving Credit Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Revolving Credit Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount of such Revolving Credit Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Revolving Credit Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Revolving Credit Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Revolving Credit Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Revolving Credit Lender to make its Commitment Percentage of any Revolving Loan available shall not relieve it or any other Revolving Credit Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Revolving Loan available on such borrowing date, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to, make its Commitment Percentage of such Revolving Loan available on the borrowing date.

     SECTION 4.7    Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Agent or any Revolving Credit Lender (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars, in the applicable amounts, are not being quoted via Telerate Page 3750 or offered to the Agent or such Revolving Credit Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Revolving Credit Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Revolving Loan to or continue any Revolving Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any

Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Revolving Credit Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Revolving Credit Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Revolving Credit Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Revolving Credit Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Revolving Credit Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Revolving Loan or continue any Revolving Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Revolving Credit Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Revolving Credit Lenders (or any of their respective Lending offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

          (i) shall subject any of the Revolving Credit Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Revolving Credit Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Revolving Credit Lenders (or any of their respective Lending Offices) of the principal of or interest on any Revolving Credit Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Revolving Credit Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Revolving Credit Lender is organized or is or should be qualified to do business or such Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposit with or for the account of, or credit extended by any of the Revolving Credit Lenders (or any of their respective Lending Offices) or shall impose on any of the Revolving Credit Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Revolving Credit Note;

               and the result of any of the foregoing is to increase the costs to any of the Revolving Credit Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Revolving Credit Lenders under this Agreement or under the Revolving Credit Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Revolving Credit Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrower shall pay to such Revolving Credit Lender such additional amount or amounts as will compensate such Revolving Credit Lender for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Revolving Credit Lender to compensation pursuant to this Section 4.7(c); provided that the Agent shall incur no liability whatsoever to the Revolving Credit Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Revolving Credit Lender's sole discretion, based upon the assumption that such Revolving Credit Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Revolving Credit Lender deems appropriate and practical. A certificate of such Revolving Credit Lender setting forth the basis for determining such amount or amounts necessary to compensate such Revolving Credit Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.8 Indemnity. The Borrower hereby indemnifies each of the Revolving Credit Lenders against any loss or expense which may arise or be attributable to each Revolving Credit Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Revolving Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Revolving Credit Lender's sole discretion, based upon the assumption that such Revolving Credit Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Revolving Credit Lender deems appropriate and practical. A certificate of such Revolving Credit Lender setting forth the basis for determining such amount or amounts necessary to compensate such Revolving Credit Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.9 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Revolving Credit Lender or any corporation controlling such Revolving Credit Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Revolving Credit Lender or such other corporation could have achieved but for such introduction, change or compliance, then within fifteen (15) Business Days after written demand by any such Revolving Credit Lender, the Borrower shall pay to such Revolving Credit Lender from time to time as specified by such Revolving Credit Lender additional amounts sufficient to compensate such Revolving Credit Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Agent by such Revolving Credit Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

      SECTION 4.10   Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Revolving Credit Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Revolving Credit Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Revolving Credit Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Revolving Credit Lender, income and franchise taxes imposed by the jurisdiction of such Revolving Credit Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Credit Note or Letter of Credit to any Revolving Credit Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.10) such Revolving Credit Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.10(d).

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Revolving Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify each Revolving Credit Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) paid by such Revolving Credit Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Revolving Credit Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

     (e) Delivery of Tax Forms. Each Revolving Credit Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Revolving Credit Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Revolving Credit Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Revolving Credit Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Revolving Credit Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.10 shall survive the payment in full of the Obligations and the termination of the Commitments.

     SECTION 4.11   Mandatory Prepayments.

     (a) Asset Sales. Within two (2) Business Days after the consummation by the Borrower or any Subsidiary of any Asset Sale, the Borrower shall apply ninety percent (90%) of the Net Proceeds realized from such Asset Sale to permanently reduce the Term Loan Obligations, the Note Obligations, and the Revolving Credit Obligations by forwarding such Net Proceeds (the "Asset Sale Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7(e) of the Intercreditor Agreement; provided that if no Event of Default has occurred under this Agreement as of the date such

Net Proceeds are made available, the Borrower may apply the first twelve million dollars ($12,000,000) in Net Proceeds generated from Asset Sales, reduced by the Net Proceeds applied from Miscellaneous Asset Sales, to either: (i) its bona fide costs and expenses actually incurred in connection with the conversion of its Marshville Facility (collectively, "Marshville Conversion Expenses"); or (ii) if at any time on or before November 30, 1998, no such expenses have been incurred or are outstanding and no Event of Default has occurred, then to the projected Marshville Conversion Expenses pursuant to the financial projections supplied to the Agent by the Borrower on February 4, 1998, provided that if on November 30, 1998, any funds are held in reserve pursuant to this subsection (ii) such funds will be released to the Agent and the Note Lenders for distribution in accordance with the Intercreditor Agreement. The Borrower shall provide to the Agent an accounting of the Marshville Conversion Expenses at the time of such application certified as true and correct by the Chief Financial Officer of the Borrower.

     (b) New Equity. Within two (2) Business Days after the consummation of any issuance by the Borrower or any of its Subsidiaries of any capital stock or other equity securities (as the case may be, a "New Equity Issue"), the Borrower shall apply an amount equal to fifty percent (50%) of the Net Proceeds of such New Equity Issue to permanently reduce the Term Loan Obligations, the Note Obligations, and the Revolving Credit Obligations by forwarding such Net Proceeds (the "New Equity Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7 (e) of the Intercreditor Agreement, provided that the Borrower's existing stock incentive programs, as more fully described in Schedule 4.11(b) hereof, to the extent limited to aggregate equity values of $2,000,000 or less on an annual basis, shall not constitute a New Equity Issue for purposes hereof.

     (c) New Subordinated Debt. Within two (2) Business Days after the consummation of any transaction pursuant to which the Borrower or any subsidiary obtains unsecured Debt subordinated to the prior payment and performance of the Borrower's Obligations to the Revolving Credit Lenders, the Term Lenders, and the Note Lenders and on terms satisfactory to the Agent (as the case may be, an "Approved Subordinated Debt Transaction"), the Borrower shall apply an amount equal to one hundred percent (100%) of the Net Proceeds of such Approved Subordinated Debt Transaction to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations, and the Note Obligations by forwarding such Net Proceeds (the "Subordinated Debt Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7 (e) of the Intercreditor Agreement.

     SECTION 4.12 Approved Miscellaneous Asset Sales. From and after the Closing Date, the Borrower may, without the prior consent of the Agent or any Revolving Credit Lender, consummate any Approved Miscellaneous Asset Sale, provided that the full amount of all Approved Miscellaneous Asset Sales shall be applied to reduce dollar for dollar the $12,000,000 allowance for the Marshville Conversion Expenses and further provided that if on the date any Net Proceeds from Miscellaneous Asset Sales are made available, the Marshville Conversion Expenses have been fully credited, the Borrower shall apply ninety percent (90%) of the balance of such Miscellaneous Asset Sale Net Proceeds to permanently reduce the Term Loan Obligations, the Revolving Credit Obligations and the Note Obligations, by forwarding such Net Proceeds (the "Miscellaneous Asset Sale Net Proceeds") to the Agent and the Note Lenders in the respective percentages as set forth in Section 7 (e) of the Intercreditor Agreement.


                               ARTICLE V

             CLOSING;  CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Duane, Morris & Heckscher LLP at 2:00 p.m. on February 25, 1998, or on such other date as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Revolving Credit Lenders to close this Agreement and to make the initial Revolving Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

     (a)  Executed Loan Documents.  This Agreement, the Revolving
Credit Notes and each of the other Loan Documents shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

     (b)  Closing Certificates; etc.

          (i) Officers's Certificate of Borrower. The Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

          (ii) Certificate of Secretary of the Borrower. The Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower as in Effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the bor-rowings contemplated hereunder and the execution, delivery and perform-ance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party.

          (iii) Certificates of Good Standing. The Agent shall have received long form certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower is qualified to do business.

          (iv) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrower addressed to the Agent and the Revolving Credit Lenders with respect to the Borrower, the Loan Documents and such other matters as the Revolving Credit Lenders shall request.

          (v) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section
4.10(e) hereof.

     (c)  Consents; No Adverse Change.

          (i) Governmental and Third Party Approvals. All necessary material approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

          (ii) Permits and Licenses. All material permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Subsidiaries shall have been obtained.

          (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

          (iv) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, or properties of the Borrower taken as a whole, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect, since June 28, 1997, except as disclosed in the Borrower's unaudited quarterly financial statements dated as of December 27, 1997.

          (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

     (d)  Financial Matters.

          (i) Financial Statements. The Agent shall have received the most recent audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries and the quarterly unaudited financial statements of the Borrower as of December 27, 1997, all in form and substance satisfactory to the Agent.

          (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate in all respects by the chief executive officer or chief financial officer of the Borrower, that the Borrower and each of its Subsidiaries are each Solvent.

          (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Agent and the Revolving Credit Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 4.3(c).

     (e)  Miscellaneous.

          (i) Notice of Borrowing. The Agent shall have received written instructions from the Borrower to the Agent directing the payment of any proceeds of Revolving Loans made under this Agreement that are to be paid on the Closing Date.

          (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Revolving Credit Lenders. The Revolving Credit Lenders shall have received copies of all other instruments and other evidence as the Revolving Credit Lenders may reasonably request in form and substance satisfactory to the Revolving Credit Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

          (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

          (iv) Insurance Company Documents. The Borrower shall have delivered to the Agent fully-executed copies of the Note Agreement (as defined in the Intercreditor Agreement) and all other documents executed in connection therewith.

     SECTION 5.3 Conditions to All Revolving Loans and Letters of Credit. The obligations of the Revolving Credit Lenders to make, continue or convert any Revolving Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

          (i) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date, except that the foregoing shall not apply to the representations and warranties set forth with respect to Section 6.1(o) hereof, nor with respect to Section 6.1(p) hereof except as Section 6.1(p) relates to the most recent Financial Statements delivered by the Borrower to the Agent.

          (ii) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (A) on the borrowing date with respect to such Revolving Loan or after giving effect to the Revolving Loans to be made on such date or (B) on the issue date with respect to such Letter of Credit or after giving effect to such Letters of Credit on such date.


                              ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 6.1 Representations and Warranties. To induce the Agent to enter into this Agreement and the Revolving Credit Lenders to make the Revolving Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and Revolving Credit Lenders that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction (other than a jurisdiction in which the failure to so qualify would not have a Material Adverse Effect) in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business are described on Schedule 6.1(a).

     (b)  Ownership.  Each Subsidiary of the Borrower is listed on
Schedule 6.1(b). The capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each are described on Schedule 6.1(b). There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debt or relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby, do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws relating to it or any of its respective properties.

     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed (other than returns the failure of which to be filed would not result in a Material Adverse Effect), and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than taxes, assessments, charges and levies the failure of which to be paid would not result in a Material Adverse Effect). Except as set forth on Schedule 6.1(f), no Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Copyright Matters. The Borrower and its Subsidiaries have recorded or deposited with and paid to the United States Copyright Offices, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, and neither the Borrower nor any Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations.

     (h) Franchises, Licenses, Patents and Trademarks. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, and all such franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights are described on Schedule 6.1(h). No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights.

     (i)  Environmental Matters.

          (i) The properties of the Borrower and its Subsidiaries, to their knowledge, do not contain and have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of, or (B) could give rise to material liability under, applicable Environmental Laws;

          (ii) To the knowledge of the Borrower and its Subsidiaries,
(A) such properties and all operations conducted in connection therewith are in compliance in all material respects, and have been in compliance in all material respects, with all applicable Environmental Laws, and (B) there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair in a material amount the fair saleable value of any property which would have a material saleable value in the absence of such contamination;

          (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of any material violation, alleged material violation, material noncompliance, material liability or potential material liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv) To the knowledge of the Borrower and its Subsidiaries,
(A) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, and (B) no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith which, if decided adversely to the Borrower or a Subsidiary, might have a material adverse effect upon the Borrower or a Subsidiary, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations which involve a material liability of the Borrower or any Subsidiary; and

          (vi) To the Borrower's knowledge, there has been no release, or the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

     (j)  ERISA.

          (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans which are defined benefit plans or welfare plans providing post-retirement medical benefits, other than those identified on Schedule 6.1(j);

          (ii) the Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under
Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by
Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under
Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under election 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid;
(C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

          (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(i) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

     (k) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the
                                       61
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business of extending credit for the purpose of "purchasing" or
"carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Revolving Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be, inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

     (l) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended), and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (m) Material Contracts. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

     (n)  Employee Relations.   Except as set forth on Schedule
6.1(n), the Borrower is not party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees. Each of the Borrower and its Subsidiaries has a stable work force in place. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (o) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

     (p) Financial Statements. The Consolidated and consolidating audited financial statements of the Borrower and its Subsidiaries dated June 28, 1997 and the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of December 27, 1997 and the related statements of income and retained earnings and cash flows for the periods then ended, copies of which have been furnished to the Agent and each Revolving Credit Lender, fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (q) No Material Adverse Change. Since June 28, 1997 except as disclosed in the Borrower's unaudited quarterly financial statements dated as of December 27, 1997, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

     (r) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

     (s) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(p). Any real property owned by the Borrower that is currently subject to any lease, is listed together with a description of all such leases on Schedule 6.1(s).

     (t) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 hereof or signed with respect to leases other than Capital Leases and except for Liens in favor of the Agent for the benefit of the Revolving Credit Lenders.
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

     (u) Debt and Contingent Obligations. Except with respect to the 1997 Credit Agreement and any noteholder agreement which is superseded as of the Closing Date, the Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of their Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default which has not been waived, or event or condition which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

     (v) Litigation. Except as set forth on Schedule 6.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect.

     (w) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default which has not been waived, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default, which has not been waived, by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     (x) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Revolving Credit Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Revolving Credit Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the credit worthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

     (y) Rockingham Subsidiaries. Rockingham Poultry, Inc. is not an active corporate entity and does not own or otherwise hold any assets. Rockingham Poultry, Inc. (VI) holds only one asset consisting of a bank account at Banco Popular (Puerto Rico) in the name of Rockingham Poultry, Inc. (VI) (the "RVI Account") which RVI Account shall at no time contain an amount more than $15,000.

     (z) WLR Common Stock. As of the date hereof, there are 16,335,058 shares of the Common Stock, no par value, of WLR issued and outstanding. Except as set forth on Schedule 6.1(z) attached hereto:
(a) there are no outstanding options, warrants or other rights to acquire shares of WLR Common Stock, whether or not presently exercisable; (b) there are no outstanding securities convertible into shares of WLR Common Stock, whether or not presently convertible; and
(c) there are no understandings, agreements or commitments with respect to the issuance of any such securities.

     SECTION 6.2 Survival of Representations and Warranties Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Revolving Credit Lenders or any borrowing hereunder.


                              ARTICLE VII

                   FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office (with copies for each Revolving Credit Lender) and the Agent at its address set forth in Section 13.1 hereof, or such other office as may be designated by the Agent from time to time:
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

     SECTION 7.1    Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter in the form as attached as Exhibit "G," an unaudited Consolidated and consolidating statement of income for the fiscal quarter then ended and that portion of the Fiscal Year then ended and an unaudited Consolidated and consolidating statement of cash flows for that portion of the Fiscal Year then ended, including the notes, if any, thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and unaudited consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) Monthly Financial Statements. As soon as practicable and in any event within thirty days after the end of each calendar month, such financial information as may be required by written notification to the Borrower from the Agent on or before March 31, 1998.
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

     (d) SEC Filings. Within three (3) Business Days after their filing with the Securities and Exchange Commission (the "SEC"), copies of the Borrower's 10-K and 10-Q and any other periodic financial statements which the Borrower or any of its Subsidiaries is required to file with the SEC.

     (e) Financial Projections. Within thirty (30) days after each such request, such financial projections for the Borrower and its Subsidiaries as the Agent may from time to time reasonably request.

     (f) Three Year Business Plan. On or before June 1, 1998, a copy of the Borrower's three year business plan (the "Three Year Business Plan") in form and substance satisfactory to the Required Revolving Credit Lenders and the Agent.

     (g) Weekly Borrowing Base Certificates and Information. On each Monday before 2:00 p.m., for the immediately preceding week ending Friday, a Borrowing Base Certificate together with such additional information relating to the Collateral and the calculation of the Borrowing Base as may be required by the Agent by written notification to the Borrower on or before March 31, 1998.

     SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit "H" attached hereto (an "Officer's Compliance Certificate"):

     (a) stating that such officer has reviewed such financial statements and such statements fairly present the financial condition of the Borrower as of the dates indicated and the results of its operations and cash flows for the periods indicated;

     (b) stating that to such officer's knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

     (c) setting forth as at the end of such Fiscal Month, Fiscal Quarter, or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period, and, with the delivery of the
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

calculations as at the end of any Fiscal Quarter or Fiscal Year, the actual Coverage Ratio and Leverage Ratio for purposes of calculating the Applicable Margin for Tranche I Loans.

     SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such Consolidated financial statements addressed to the Agent for the benefit of the Revolving Credit Lenders:

     (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

     (b) including the calculations certified by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.


     SECTION 7.4    Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, excluding any management report and any management responses thereto (which shall nevertheless be made available as provided in Section 8.11); and

     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Agent or any Revolving Credit Lender may reasonably request, including, without limitation, consolidating financial statements and summary product sales information as provided on company-prepared fact sheets.

     SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than five (5) days after the Chief Executive Officer, Chief Financial Officer, or any Vice President of WLR obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in which a decision adverse to the Borrower or such Subsidiary can reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation (including, without limitation, a violation of Environmental Laws) received by the Borrower or any Subsidiary thereof from any Governmental Authority which violation could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof, which strike or work action, if continued, can reasonably be expected to have a Material Adverse Effect;

     (d) any attachment, judgment, lien (except Permitted Liens), levy or order exceeding $3,000,000 that may be assessed against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound, and any corrective action which the Borrower or any of its Subsidiaries has taken or proposes to take with respect thereto;

     (f) (i) the establishment of any new Employee Benefit Plan which is a defined benefit plan or a welfare plan providing post-retirement benefits, the commencement of contributions to any such plan to which the Borrower or any ERISA Affiliate was not previously contributing or any increase in the benefits of any such existing Employee Benefit Plan which would increase the projected liability of the Borrower and/or one or more ERISA Affiliates by $1,000,000 or more; (ii) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request; (iii) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (iv) any Termination Event or "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder which can reasonably be expected to have a Material Adverse Effect, along with a description of the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (v) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code if the failure of such Employee Benefit Plan to be qualified can reasonably be expected to have a Material Adverse Effect (along with a copy thereof); (vi) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (vii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (viii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and (ix) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041 (c) of ERISA; and

     (g) any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect.

     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Agent or any Revolving Credit Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Revolving Credit Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.


                             ARTICLE VIII

                         AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which time failure to so qualify would have a Material Adverse Effect.
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

     SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 8.3    Insurance.   Carry at all times with financially
sound and reputable insurance companies which have ratings from A. M. Best & Co. of "A" or higher or are otherwise acceptable to the Agent:
(a) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction; (b) public liability insurance against claims for personal injury, death or property damage suffered upon, in or about any premises occupied by it or occurring as a result of the ownership, maintenance or operation by it of any automobile, truck or other vehicle or as a result of the use of products manufactured, constructed or sold by it, or services rendered by it;
(c) business interruption insurance covering risk of loss as a result of the cessation for all or any part of one year of any substantial part of the business conducted by it; (d) hazard insurance against such other hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, including, without limitation, fire (flood, if applicable) and extended coverage; and (e) such other insurance as the Agent may from time to time reasonably require, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. CIGNA is an acceptable insurer for purposes of this Section unless the Agent, at the request of the Required Revolving Credit Lenders, notifies the Borrower that CIGNA is unacceptable. The Borrower shall cause each hazard insurance policy to provide, and the insurer issuing each such policy to certify to the Agent, that (a) if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective for 30 days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; (b) the Agent, for the benefit of the Revolving Credit Lenders, shall be named as lender loss payee with respect to personal property and mortgagee with respect to real property; and (c) the Agent will have the right, at its election, to remedy any default in the payment of premiums within 30 days of notice from the insurer of such default. The foregoing covenants regarding insurance are in addition to, and not intended to supersede, those covenants regarding insurance set forth in the Security Documents. In the event and to the extent of any conflict between the provisions of this Agreement and the provisions of the Security Documents regarding the insuring of Collateral, the provisions of the Security Documents with respect thereto shall govern.

     SECTION 8.4    Accounting Methods and Financial Records.
Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental
Approvals, in each case applicable to the conduct of its business.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with, and ensure such compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and (c) defend, indemnify and hold harmless the Agent and the Revolving Credit Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan; (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Code; (d) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent; and (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

     SECTION 8.9 Compliance With Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 8.11 Visits and Inspections. Permit representatives of the Agent or any Revolving Credit Lender, from time to time, after reasonable notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 8.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Revolving Credit Lender may reasonably require to document and consummate the transactions contemplated hereby and to
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vest completely in and insure the Agent and the Revolving Credit
Lenders their respective rights under this Agreement, the Revolving Credit Notes, the Letters of Credit and the other Loan Documents.

     SECTION 8.13   Meeting with Revolving Credit Lenders.
Participate in meetings at least twice annually with all Revolving Credit Lenders wishing to participate therein at a date, time and location satisfactory to the Agent and fully disclose in such meeting the material future business plans of the Borrower and its Subsidiaries.

     SECTION 8.14 Year 2000 Issues. Take all action necessary to assure that the Borrower's computer based systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of the Agent, the Borrower shall provide the Agent assurance acceptable to the Agent of the Borrower's Year 2000 compatibility.

     SECTION 8.15 Employment of Outside Accountants and Financial Consultants. Employ Ernst & Young LLP or another outside accounting firm and/or financial consulting firm acceptable to the Agent for the purpose of providing consulting and related financial services to the Borrower as more fully described in the work plan attached as Schedule
8.15. The Borrower will continuously employ a chief financial officer and related accounting and financial employees reasonably acceptable to the Agent until the Obligations have been paid in full. For purposes of this Section 8.15, current Chief Financial Officer is acceptable to the Agent as chief financial officer of the Borrower.
If the Borrower fails to employ continuously a chief financial officer and related accounting and financial employees reasonably acceptable to the Agent, the Borrower will employ an outside accounting and/or financial consulting firm acceptable to the Agent to perform such tasks as the Agent may designate. If the Borrower wishes to terminate the accounting firm and/or financial consulting firm which is performing the services described in the work plan attached as
Schedule 8.15 prior to its completion, the Borrower must obtain the prior written consent of the Agent.

     For purposes of computing EBITDA under the financial covenants contained in Article IX of this Agreement and the Term Loan Agreement, fees and expenses which have been paid prior to the date of this Agreement and which may be paid after the date of this Agreement to the outside accounting firm and/or financial consulting firm referred to in this Section 8.15 will not be considered an expense in calculating EBITDA.

     SECTION 8.16 Maintenance of Bank Accounts. Except for a deposit account with a balance at no time to exceed $15,000 maintained
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in the name of Rockingham Poultry (VI) at Banco Popular (Puerto Rico),
maintain all of its depository, disbursement and other accounts with the Agent and/ or any Revolving Credit Lender.

     SECTION 8.17 Interest Rate Protection. As promptly as practicable, and in any event within 60 days after the Closing Date, enter into, and thereafter for a period of not less than two years from the Closing Date maintain in effect, one or more Interest Rate Protection Agreements on such terms and with such parties as shall be reasonably satisfactory to the Agent, the effect of which shall be to fix or limit the interest costs to the Borrower with respect to at least fifty percent (50%) of the amount outstanding under the Term Loan, the Note Agreement, and projected outstanding amount for Revolving Credit Loans.


                              ARTICLE IX

                          FINANCIAL COVENANTS

     Commencing on June 27, 1998, and continuing until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1    Minimum Monthly EBITDA. As of the end of any
Fiscal Month, permit the Borrower's Consolidated Cumulative twelve month EBITDA ending with such Fiscal Month, to be less than the dollar amount corresponding to such period set forth below:

                                             Minimum Cumulative
          Fiscal Month Ended                 Twelve Month EBITDA
          July 1998                          $10,701,000
          August 1998                        $15,248,000
          September 1998                     $17,048,000
          October 1998                       $21,089,000
          November 1998                      $23,646,000
          December 1998                      $29,821,000


     SECTION 9.2 Minimum Quarterly EBITDA. As of the end of any Fiscal Quarter, permit the Borrower's Consolidated cumulative four-quarter EBITDA ending with such Fiscal Quarter to be less than the dollar amount corresponding to the period set forth below:
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

                                             Minimum Cumulative
          Fiscal Quarter Ended               Four Quarter EBITDA

          Third Fiscal Quarter 1999          $41,456,000
          Fourth Fiscal Quarter 1999         $53,830,000
          First Fiscal Quarter 2000          $62,646,000
          Second Fiscal Quarter 2000         $69,333,000
          Third Fiscal Quarter 2000          $71,082,000
          Fourth Fiscal Quarter 2000         $74,151,000
          First Fiscal Quarter 2001          $75,963,000
          Second Fiscal Quarter 2001         $77,852,000


     SECTION 9.3 Limitation on Capital Expenditures. Make or incur Capital Expenditures in any cumulative four Fiscal Quarter period ending with such Fiscal Quarter, which would exceed an aggregate amount for such period corresponding to such period as set forth below:

                                             Maximum Capital
          Quarter Ended                      Expenditures

          Fourth Fiscal Quarter 1998         $30,856,000
          First Fiscal Quarter 1999          $36,562,000
          Second Fiscal Quarter 1999         $35,800,000
          Third Fiscal Quarter 1999          $32,500,000
          Fourth Fiscal Quarter 1999         $27,700,000
          First Fiscal Quarter 2000          $24,000,000
          Second Fiscal Quarter 2000         $24,000,000
          Third Fiscal Quarter 2000          $24,000,000
          Fourth Fiscal Quarter 2000         $24,000,000
          First Fiscal Quarter 2001          $24,000,000
          Second Fiscal Quarter 2001         $24,000,000


                               ARTICLE X

                          NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower has not and will not, and will not permit any of its Subsidiaries to:

     SECTION 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

          (a)  The Obligations;

          (b)  Debt created under the Note Agreement and related
documents;
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          (c)  Debt existing on the Closing Date as described on
Schedule 10.1(c) and the renewal and refinancing (but not the increase) thereof; provided, however, that until such time as the Obligations are indefeasibly paid in full, the Borrower shall not refinance any portion of the Debt on a secured basis;

          (d)  [intentionally left blank]

          (e)  Debt consisting of Contingent Obligations permitted by
Section 10.2(b);

          (f) Debt from Approved Subordinated Debt Transaction(s) as provided in Article IV hereof;

          (g) Purchase Money Debt (including Capital Leases) in an aggregate amount not to exceed $5,000,000 on any date of determination.

     SECTION 10.2 Limitations on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Revolving Credit Lenders and/or the Term Lenders;

          (b) Contingent Obligations existing on the Closing Date as described on Schedule 10.2(b) (but not the increase) thereof; and

          (c) Other Contingent Obligations in an aggregate amount not to exceed $1,000,000 at any time.

     SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (b) The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals, and/or statutory liens incurred in the ordinary course of business which in the aggregate do not at any time exceed $1,000,000,
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

and (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $10,000,000);

          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (e) Liens of the Collateral Agent for the benefit of the Agent and the Revolving Credit Lenders, the Term Lenders and/or the Note Lenders;

          (f) Any Lien existing on the Closing Date which is described on Schedule 10.3(f);

          (g)  Limited Grower Payable Liens;

          (h) Liens on personal property held in a margin account by the counter party with respect to a Derivative Agreement relating to commodities, so long as (i) such Derivative Agreement was entered into in the ordinary course of business solely for the purpose of mitigating risk and (ii) the aggregate fair market value of all personal property held in all such margin accounts does not at any time exceed $10,000,000; and

          (i) Liens created on account of Purchase Money Debt authorized pursuant to Section 10.1(g) hereof.

     SECTION 10.4 Limitations on Acquisitions. Without the prior written consent of each Revolving Credit Lender, acquire any significant part of the assets of any Person which is not a Subsidiary or acquire the capital stock or other ownership interest in any Person.

     SECTION 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or enter into any new business activities or ventures (including joint ventures) not related to its present business; except that Wampler Supply may be merged or liquidated into any Borrower.
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

     SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale leaseback or similar transaction), whether now owned or hereafter acquired except:

          (a) the sale of inventory in the ordinary course of business;

          (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

          (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (d) Asset Sales as proposed in the Three Year Business Plan to the extent approved and accepted by each of the Revolving Credit Lenders;

          (e)  Approved Miscellaneous Asset Sales; and

          (f) Any asset sales agreed to in writing between the Borrower and each of the Revolving Credit Lenders.

     SECTION 10.7 Transactions with Affiliates. Directly or indirectly: (a) make any material loan or advance to, or purchase or assume any note or other obligation in a material amount to or from, any of its officers, directors, shareholders or other Affiliates (which is/are not a Borrower), or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates (which is/are not a Borrower), or subcontract any operations to any of its Affiliates (which is/are not a Borrower), or
(b) enter into, or be a party to, any transaction with any of its Affiliates (which is/are not a Borrower), except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 10.8 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as permitted by GAAP.

     SECTION 10.9 Compliance with ERISA. (a) Permit the occurrence of any Termination Event which would result in a liability to the Borrower or any ERISA Affiliate in excess of $5,000,000; (b) permit the present value of all benefit liabilities under all Pension Plans (determined under the actuarial assumptions used for Code and ERISA
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

funding purposes) to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $5,000,000; (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $5,000,000; (e) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA a tax pursuant to Section 4975 of the Code in excess of $5,000,000 is imposed; (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits (other than an Employee Benefit Plan which provides such benefits solely for a select group of present or former management employees) or establish or amend any Employee Benefit Plan which establishment or amendment could reasonably be expected to result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to the Borrower or any ERISA Affiliate; or (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     SECTION 10.10 Limitations on New Equity, Dividends and Distributions. Except as provided in the Warrant Agreement and related documents, declare or pay any dividend, or make any distributions of cash or property, to holders of any shares of its capital stock on account of such shares, or, directly or indirectly, redeem or otherwise acquire any such shares or any option, warrant or right to acquire any such shares except for the reacquisition of the shares held in an escrow account in connection with the acquisition of the Goldsboro facility.

     SECTION 10.11 Transfers to Subsidiaries. Transfer any assets now or hereafter owned by the Borrower to any Subsidiary which is not a Borrower, except to the extent WLR may transfer funds to Rockingham Poultry, Inc. (VI) to maintain a balance in the RVI Account of no more than $15,000.

     SECTION 10.12 Limitations on Investments. Purchase, invest in, or make any loan in the nature of an investment in the stocks, bonds, notes or other securities or evidence of Debt of any Person, or make
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

any loan or advance to or for the benefit of any Person except for the following (collectively, "Permitted Investments"): (i) short-term obligations of the Treasury of the United States of America; (ii) certificates of deposit issued by banks with shareholders' equity of at least $100,000,000; (iii) repurchase agreements not exceeding 29 days in duration issued by banks with shareholders' equity of at least $100,000,000; (iv) notes and other instruments generally known as "commercial paper" which arise out of current transactions, which have maturities at the time of issuance thereof not exceeding nine months and which have, at the time of such purchase, investment or other acquisition, the highest credit rating of Standard & Poor's Corporation or Moody's Investors Service, Inc.; provided that to the extent the Borrower shall seek to make any of the foregoing Permitted Investments, it shall notify the Agent in writing in advance and shall comply with such steps as the Agent may require to evidence the perfected security interests of the Revolving Credit Lenders therein.

     SECTION 10.13 Limitations on Certain Agreements. Enter into any Derivative Agreement or Interest Rate Protection Agreement with any Revolving Credit Lender to the extent that any liability created thereunder would be secured by any Collateral.


                              ARTICLE XI

                         DEFAULT AND REMEDIES

     SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a)  Default in Payment of Principal of Revolving Loans and
Reimbursement Obligations. The Borrower shall default in any payment of principal of any Revolving Loan, Revolving Credit Note or Reimbursement Obligation as and when due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower shall default in the payment as and when due (whether at maturity, by reason of acceleration or otherwise) of interest on any Revolving Loan, Revolving Credit Note or Reimbursement Obligation or the payment of any other Obligation, and such a default shall continue unremedied for five (5) Business Days provided, that if the default referenced in this paragraph (b) arises only under a Mortgage, the five (5) Business
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

Days referenced in this paragraph (b) will commence after written notice of such default shall have been given by the Agent to the Borrower.

     (c) Misrepresentation. Any representation or warranty made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made.

     (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.5(e) or Articles IX or X of this Agreement.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the Performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

     (f)  Derivative Agreements and Interest Rate Protection
Agreements. Any termination payment shall be due by the Borrower under any Derivative Agreement or Interest Rate Protection Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

     (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Revolving Credit Notes or any Reimbursement Obligation) the aggregate outstanding amount of which is equal to or in excess of $3,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Obligations) the aggregate outstanding amount of which is equal to or in excess of $3,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or
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

foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws;
(iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (j) Failure of Agreements. (i) any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or a Subsidiary party thereto or any such Person shall so state in writing; or (ii) this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, provided that no Event of Default shall have occurred pursuant to this subparagraph (j)(ii) if the Borrower, within five (5) Business Days notice from the Agent, takes such steps as are necessary to create a valid and perfected first priority Lien in such Collateral.

     (k) Judgment. A judgment or order for the payment of money which exceeds $2,500,000 in amount shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty
(30) calendar days.
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

     (l) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Subsidiaries which exceeds $2,500,000 in value and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) calendar days.

     (m) Change in Control. (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the current board of directors of the Borrower, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock and fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower (a "Change in Control").

     (n)  Term Loan Events of Default.  Any one or more Events of
Default occurs under the Term Loan Agreement.

     (o) Note Agreement Events of Default. Any one or more Events of Default occurs under the Note Agreement.

     SECTION 11.2 Remedies. Upon the occurrence of an Event of Default and at the request of each of the Revolving Credit Lenders, the Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Revolving Loans, the Revolving Credit Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Revolving Credit Lenders and to the Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or (i), the Credit Facility shall be automatically terminated and all obligations shall automatically become due and payable, without notice, declaration or demand of any kind.

     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph,
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

require the Borrower at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

     (c) Rights of Collection. Exercise on behalf of the Revolving Credit Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's obligations.

     (d) Setoff. Exercise or direct any Revolving Credit Lender to exercise any and all setoff rights as described in Section 13.3 hereof or as otherwise provided under Applicable Law.

     SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Revolving Credit Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Revolving Credit Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Revolving Credit Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Revolving Credit Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                              ARTICLE XII

                               THE AGENT

     SECTION 12.1 Appointment. Each of the Revolving Credit Lenders hereby irrevocably designates and appoints First Union as Agent of
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

such Revolving Credit Lender under this Agreement and the other Loan Documents and each such Revolving Credit Lender irrevocably authorizes First Union as Agent for such Revolving Credit Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except-those expressly set forth herein and therein, or any fiduciary relationship with any Revolving Credit Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

     SECTION 12.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent.

     SECTION 12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Revolving Credit Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Revolving Credit Lender to ascertain or to, inquire as to the observance or performance of any of the agreements contained in, or conditions of this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.
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     SECTION 12.4   Reliance by the Agent.  The Agent shall be
entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes unless such Revolving Credit Note shall have been transferred in accordance with Section 13.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Revolving Credit Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Revolving Credit Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Revolving Credit Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Revolving Credit Notes in accordance with a request of the Required Revolving Credit Lenders (or, when expressly required hereby, all the Revolving Credit Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Revolving Credit Lenders and all future holders of the Revolving Credit Notes.

     SECTION 12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Revolving Credit Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Revolving Credit Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Revolving Credit Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     SECTION 12.6 Non-Reliance on the Agent and other Revolving Credit Lenders. Each Revolving Credit Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors,
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employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Revolving Credit Lender. Each Revolving Credit Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Revolving Credit Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Revolving Credit Lender also represents that it will, independently and without reliance upon the Agent or any other Revolving Credit Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit worthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Revolving Credit Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Revolving Credit Lender with any credit or other information concerning the business, operations, property, financial and other condition or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 12.7 Indemnification. The Revolving Credit Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Revolving
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

Credit Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Revolving Credit Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

     SECTION 12.8 The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder. With respect to any Revolving Loans made or renewed by it and any Revolving Credit Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Revolving Credit Lender and may exercise the same as though it were not an Agent, and the terms "Revolving Credit Lender" and "Revolving Credit Lenders" shall include the Agent in its individual capacity.

     SECTION 12.9   Resignation of the Agent; Successor Agent.
Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Revolving Credit Lenders and the Borrower. Upon any such resignation, the Required Revolving Credit Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Revolving Credit Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Revolving Credit Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     SECTION 12.10 Settlement. The Agent and the Revolving Credit Lenders hereby agree that each Revolving Credit Lender's funded portion of the Revolving Loans is intended to be equal at all times to such Revolving Credit Lender's Commitment Percentage of the outstanding Revolving Loans. The Agent and the Revolving Credit
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

Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, at the option of the Agent, notwithstanding anything in this Agreement to the contrary, settlement among them as to the Revolving Loans may take place on a periodic basis in accordance with the following provisions:

          (a) The Agent shall request settlement ("Settlement") with the Revolving Credit Lenders on a basis not less frequently than once during each seven (7) day period, or on a more frequent basis if so determined by the Agent, with respect to each outstanding Revolving Loan by notifying the other Revolving Credit Lenders by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (Charlotte, North Carolina time) on the date of such requested Settlement (the "Settlement Date").
Each Revolving Credit Lender shall make the amount of such Revolving Credit Lender's Commitment Percentage of the outstanding principal amount of the Revolving Loans with respect to which Settlement is requested available to the Agent, in same day funds, to such account of the Agent as the Agent may designate, not later than 11:00 a.m. (Charlotte, North Carolina time), on the Settlement Date applicable thereto. Such amounts made available to the Agent shall be applied against the amounts of the Revolving Loans and shall constitute Revolving Loans of such Revolving Credit Lenders. If any such amount is not made available to the Agent by any Revolving Credit Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the interest rate then applicable to the Revolving Loans with respect to which Settlement is to be made.

          (b) If any payments are received by the Agent which, in accordance with the terms of this Agreement are to be applied to the reduction of the Revolving Loans, the Agent may apply such payments to its Revolving Loans. If, as of any Settlement Date, payments received since the then immediately preceding Settlement Date have been applied to the Agent's Revolving Loans as provided for in the immediately preceding sentence, then the Agent shall pay such amounts to the Revolving Credit Lenders, to be applied to the outstanding Revolving Loans of such Revolving Credit Lenders, such that each Revolving
Credit Lender shall have outstanding, as of such Settlement Date, after giving effect to such payments, its Commitment Percentage of such Revolving Loans; provided, that the Agent may offset payments due its pursuant to this sentence against payments due to the Agent pursuant to subsection (a) hereof on the applicable Settlement Date,
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and require the other Revolving Credit Lenders, as applicable, to make only the net amount of the payment due.

                             ARTICLE XIII

                             MISCELLANEOUS

     SECTION 13.1   Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.
     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:           WLR Foods, Inc.
                              800 Co-op Drive
                              Timberville, Virginia 22853
                              Attention: Robert Ritter, CFO
                              Telephone No.: (540) 896-7001
                              Telecopy No.: (540) 896-0498

                              Or, if sent by mail:

                              WLR Foods, Inc.
                              P.O. Box 7000
                              Broadway, Virginia 22815
                              Attention: Robert Ritter, CFO
If to First Union
as Revolving Credit Lender:
                              First Union National Bank
                              301 College Street, DC-5
                              NC 0737
                              Charlotte, NC 28288-0737
                              Attention:  Julie Bouhuys, SVP
                              Telephone No.: (704) 383-0349
                              Telecopy No.: (704) 374-3300; and

                              First Union National Bank
                              201 South Jefferson Street
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

                              Roanoke, Virginia 24011
                              Attention: George Calfo
                              Telephone No.: (540) 563-7769
                              Telecopy No.: (540) 561-5262

If to CoreStates Bank, N.A.
as Revolving Credit Lender:
                              CoreStates Bank, N.A.
                              FC 1-8-3-8
                              1345 Chestnut Street
                              Philadelphia, Pennsylvania 19102
                              Attention: John D. Brady
                              Telephone No.: (215) 786-2160
                              Telecopy No.: (215) 973-6745

If to Harris Trust and Savings Bank
as Revolving Credit Lender:   Harris Trust and Savings Bank
                              111 West Monroe
                              Chicago, Illinois 60690
                              Attention: Agribusiness Division
                              Telephone No.: (312) 461-3795
                              Telecopy No.: (312) 765-8095

If to Crestar Bank as         Crestar Bank
Revolving Credit Lender:      510 S. Jefferson Street
                              Roanoke, VA 24011
                              Attention:  George W. Coleman, Jr.
                              Telephone No.:  540-982-3285
                              Telecopy No.:   540-982-3056

If to the Agent:              First Union National Bank
                              301 College Street, DC-5
                              NC 0737
                              Charlotte, NC 28288-0737
                              Attention:  Julie Bouhuys, SVP
                              Telephone No.: (704) 383-0349
                              Telecopy No.: (704) 374-3300; and

                              First Union National Bank
                              201 South Jefferson Street
                              Roanoke, Virginia 24011
                              Attention: George Calfo
                              Telephone No.: (540) 563-7769
                              Telecopy No.: (540) 561-5262

     SECTION 13.2 Expenses. The Borrower will pay all out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all out-of-pocket syndication and due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Agent; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Revolving Credit Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and (iii) administering, monitoring, negotiating and/or enforcing their respective rights under the Credit Facility, including consulting with one or more persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any Collateral or any right or remedy of the Agent or any Revolving Credit Lender hereunder or under any of the other Loan Documents, including any review of factual matters in
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
connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

     SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Revolving Credit Lenders and any assignee or participant of a Revolving Credit Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Revolving Credit Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Revolving Credit Lenders shall have made any demand under this Agreement or any of the other Loan Documents or
(b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such obligations shall be contingent or unmatured.

     SECTION 13.4 Governing Law. This Agreement, the Revolving Credit Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.

     SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York - County of New York in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Revolving Credit Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Revolving Credit Lender in connection with this Agreement, the Revolving Credit Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of the Agent or any Revolving Credit Lender to serve legal process in any other manner permitted by Applicable Law or affect the
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

right of the Agent or any Revolving Credit Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 13.6   Waiver of Jury Trial; Waiver of Punitive Damages.
     (a) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENT, EACH REVOLVING CREDIT LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING, OUT OF OR ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (b) Waiver of Punitive Damages. The Borrower and the Agent, on behalf of itself and the Revolving Credit Lenders, agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Revolving Credit Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

     SECTION 13.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Revolving Credit Lenders. Therefore, the Borrower agrees that the Revolving Credit Lenders, at the Revolving Credit Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower, the Agent and the Revolving Credit Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 13.10  Successors and Assigns; Participations.

     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Revolving Credit Lenders, all future holders of the Revolving Credit Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Revolving Credit Lender. Nothing set forth in any guaranty shall impair, as between the Borrower, the Agent and the Revolving Credit Lenders, the obligations of the Borrower hereunder and under the other Loan Documents.

     (b) Assignment by Revolving Credit Lenders. Each Revolving Credit Lender may, with the consent of the Agent, which consent shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Revolving Credit Notes held by it); provided that:

          (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Revolving Credit Lender's rights and obligations under this Agreement with respect to the Credit Facility and shall be accompanied by a like assignment on a pro rata basis of any Term Loan attributable to such Revolving Credit Lender in its capacity as a Term Lender under the Term Loan Agreement;

          (ii) if less than all of the assigning Revolving Credit Lender's Commitment is to be assigned, the Commitment so assigned (plus, if applicable, the amount of any Term Loan or any portion thereof also assigned by such Revolving Credit Lender in its capacity as a Term Lender under the Term Loan Agreement) shall not be less than $5,000,000;
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

          (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit "I" attached hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment;

          (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Revolving Loans or the Revolving Credit Notes under the blue sky laws of any state; and

          (v) the assigning Revolving Credit Lender shall pay to the Agent an assignment fee of $5,000 upon the execution by such Revolving Credit Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Revolving Credit Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender hereby and (B) the assigning Revolving Credit Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Revolving Credit Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

     (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Revolving Credit Lenders and the amount of the Extensions of Credit with respect to each Revolving Credit Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Revolving Credit Lenders may treat each person whose name is recorded in the Register as a Revolving Credit Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Revolving Credit Lender at any reasonable time and from time to time upon reasonable prior notice.
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

     (e) Issuance of New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Revolving Credit Lender and an Eligible Assignee together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit "I":

          (i)  accept such Assignment and Acceptance;

          (ii) record the information contained therein in the Register;

          (iii) give prompt notice thereof to the Revolving Credit Lenders and the Borrower; and

          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note or Revolving Credit Notes, a new Revolving Credit Note or Revolving Credit Notes to the order of such Eligible Assignee in amounts equal to the Commitment assigned to it pursuant to such Assignment and Acceptance and a new Revolving Credit Note or Revolving Credit Notes to the order of the assigning Revolving Credit Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes delivered to the assigning Revolving Credit Lender. The new Revolving Credit Note or Revolving Credit Notes shall be in substitution for and not in cancellation of, release or satisfaction of the surrendered Revolving Credit Note or Revolving Credit Notes.

     (f) Participation. Each Revolving Credit Lender may, with the consent of the Agent, which consent shall not be unreasonably withheld, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Extensions of Credit and the Revolving Credit Notes held by it); provided that:

          (i) each such participation shall be in an amount not less than $5,000,000;
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

          (ii) such Revolving Credit Lender's obligations under this Agreement including, without limitation, its Commitment, shall remain unchanged;

          (iii) such Revolving Credit Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

          (iv) such Revolving Credit Lender shall remain the holder of the Revolving Credit Notes held by it for all purposes of this Agreement;

          (v) the Borrower, the Agent and the other Revolving Credit Lenders shall continue to deal solely and directly with such Revolving Credit Lender in connection with such Revolving Credit Lender's rights and obligations under this Agreement;

          (vi) such Revolving Credit Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Revolving Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment of such participant, reduce the amount of any fees to which such participant is entitled or extend any scheduled payment date for principal; and

          (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Loans or the Revolving Credit Notes under the blue sky law of any state.

     (g) Disclosure of Information; Confidentiality. The Agent and the Revolving Credit Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Revolving Credit Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Revolving Credit Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Revolving Credit Lender (which in the case of an agreement with only such Revolving Credit Lender, the Borrower shall be recognized as a third party beneficiary thereof) to preserve the confidentiality of any confidential information relating to the Borrower received from such Revolving Credit Lender.

     (h) Certain Pledges or Assignments. Nothing herein, or in any other document regarding the transaction herein, shall prohibit any Revolving Credit Lender from pledging or assigning any Revolving Credit Note, including collateral therefor, to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 13.11 Amendments, Waivers and Consents; Renewal. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Required Revolving Credit Lenders, and any consent given by the Required Revolving Credit Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Revolving Credit Lenders (or by the Agent with the consent of the Required Revolving Credit Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) change the amount or extend the time of the obligation of the Revolving Credit Lenders to make Revolving Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.6 but not including changes or adjustments to the Borrowing Base), (b) change the originally scheduled time or times of payment of the principal of any Revolving Loan or Reimbursement Obligation or the time or times of payment of interest on any Revolving Loan or Reimbursement Obligation, (c) decrease the rate of interest payable on any Revolving Loan or Reimbursement Obligation, (d) change the amount or time of payment of any fees payable by the Borrower hereunder, (e) release the Borrower (or any of them) from all or any portion of the Obligations hereunder;
(f) release any Collateral except as specifically authorized in the Loan Documents and in connection with the approved asset sales set forth in Article X hereof; (g) amend, waive or alter any provision of
Article I (Definitions), Article IX (Financial Covenants), Article X (Negative Covenants) or Article XI (Default and Remedies) hereof; or
(h) amend the provisions of this Section 13.11 or the definition of Required Revolving Credit Lenders, without the prior written consent of each Revolving Credit Lender. In addition, no amendment, waiver or consent to the provisions of Article XII shall be made without the written consent of the Agent.

     SECTION 13.12 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 13.13 Indemnification. The Borrower agrees to reimburse the Agent and the Revolving Credit Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold the Agent and the Revolving Credit Lenders harmless from and against all losses suffered by the Agent and the Revolving Credit Lenders in connection with (i) the exercise by the Agent or the Revolving Credit Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (iii) the collection or enforcement of the Obligations or any of them; provided that the Borrower shall not be obligated to reimburse the Agent or any Revolving Credit Lender for costs and expenses, or indemnify the Agent or any Revolving Credit Lender for any loss, resulting from the gross negligence or willful misconduct of the Agent or any Revolving Credit Lender.

     SECTION 13.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Revolving Credit Lenders, the Agent and any Persons designated by the Agent or any Revolving Credit Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

     SECTION 13.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Revolving Credit Lenders are entitled under the provisions of this
Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Revolving Credit Lenders against events arising after such termination as well as before.

     SECTION 13.16  Titles and Captions.  Titles and captions of
Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 13.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 13.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     SECTION 13.20 Adjustments. If any Revolving Credit Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or if any Revolving Credit Lender shall at any time receive any collateral in respect to its Extensions of Credit (whether voluntarily or involuntarily, by setoff or otherwise) in a greater proportion than any such payment to and collateral received by any other Revolving Credit Lender, if any, in respect of such other Revolving Credit Lender's Extensions of Credit, or interest thereon, such Benefitted Lender shall purchase for cash from the other Revolving Credit Lenders such portion of each such other Revolving Credit Lender's Extensions of Credit or shall provide such other Revolving Credit Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Revolving Credit Lenders based upon the Revolving Credit Lenders, Commitment Percentages; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Revolving Credit Lender so purchasing a portion of another Revolving Credit Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Revolving Credit Lender were the direct holder of such portion.

     WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                                   WLR FOODS, INC.

                                   By:__/S/ Robert T. Ritter__
                                        Robert T. Ritter
                                        Vice President


                                   WAMPLER FOODS, INC.
                                   By:__/S/ Robert T. Ritter__
                                        Robert T. Ritter
                                        Treasurer


                                   CASSCO ICE & COLD STORAGE, INC.

                                   By:__/S/ Robert T. Ritter__
                                        Robert T. Ritter
                                        Vice President


                                   WAMPLER SUPPLY COMPANY, INC.

                                   By:__/S/ Robert T. Ritter__
                                        Robert T. Ritter
                                        Vice President


                                   VALLEY RAIL SERVICE, INC.

                                   By:__/S/ Robert T. Ritter__
                                        Robert T. Ritter
                                        Vice President

                              FIRST UNION NATIONAL BANK,
                              as Agent and Revolving Credit
                              Lender

                              By:__/S/ Julie Bouhuys__
                              Name: Julie Bouhuys
                              Title: Senior Vice President

                              Tranche I Commitment Percentage:
                              35%

                              Tranche I Commitment: $17,500,000

                              Tranche II Commitment Percentage:
                              38.8235%

                              Tranche II Commitment: $21,352,941


                              CORESTATES BANK, N.A.

                              By:__/S/ Carol A. Williams__
                              Name:  Carol A. Williams
                              Title: Senior Vice President

                              Tranche I Commitment Percentage:
                              35%

                              Tranche I Commitment: $17,500,000

                              Tranche II Commitment Percentage:
                              32.9412%

                              Tranche II Commitment: $18,117,647


                              HARRIS TRUST AND SAVINGS BANK

                              By:__/S/ Carl A. Blackham__
                              Name:  Carl A. Blackham
                              Title: Vice President

                              Tranche I Commitment Percentage:
                              20%

                              Tranche I Commitment: $10,000,000

                              Tranche II Commitment Percentage:
                              18.8235%

                              Tranche II Commitment: $10,352,941

                              CRESTAR BANK

                              By:__/S/ George W. Coleman, Jr.__
                              Name:  George W. Coleman, Jr.
                              Title: Senior Vice President

                              Tranche I Commitment Percentage:
                              10%

                              Tranche I Commitment: $5,000,000

                              Tranche II Commitment Percentage:
                              9.4118%

                              Tranche II Commitment: $5,176,471
                                       105
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